                                                                       Exhibit 1


                          PURCHASE AND SALE AGREEMENT

                                 BY AND BETWEEN

                        AMOCO PRODUCTION COMPANY, SELLER

                                      AND

                           HS RESOURCES, INC., BUYER



                                     DATED

                               NOVEMBER 25, 1997

                                     INDEX
                                     -----

Article 1.   DEFINITIONS................................................................................        1

ARTICLE 2.   SALE AND PURCHASE AND EXCHANGE
        2.1  SALE AND PURCHASE AND EXCHANGE.............................................................        9

ARTICLE 3.   PURCHASE PRICE, DEPOSIT, STOCK, PREFERENTIAL RIGHTS,  AND CONSENTS
        3.1  PURCHASE PRICE.............................................................................        9
        3.2  DEPOSIT....................................................................................       10
        3.3  BUYER'S COMMON STOCK PROVISIONS............................................................       10
        3.4  PREFERENTIAL RIGHTS TO PURCHASE............................................................       12
        3.5  CONSENTS...................................................................................       12

ARTICLE 4.   TITLE REVIEW
        4.1  REVIEW OF TITLE RECORDS....................................................................       13
        4.2  ALLEGED TITLE DEFECTS......................................................................       13
        4.3  Section 29 Credits.........................................................................       14
        4.4  Alleged Gas Imbalance Defects..............................................................       15
        4.5  Waiver.....................................................................................       16

Article 5.   INSPECTION OF PREMISES
        5.1  INSPECTION OF PREMISES.....................................................................       16
        5.2  ALLEGED ADVERSE CONDITIONS.................................................................       16
        5.3  WAIVER.....................................................................................       17

ARTICLE 6.   ACCOUNTING
        6.1  REVENUES, EXPENSES AND CAPITAL EXPENDITURES................................................       17
        6.2  TAXES......................................................................................       18
        6.3  OBLIGATIONS AND CREDITS....................................................................       18
        6.4  MISCELLANEOUS ACCOUNTING...................................................................       18
        6.5  FINAL ACCOUNTING SETTLEMENT................................................................       19
        6.6  POST-FINAL ACCOUNTING SETTLEMENT...........................................................       19

ARTICLE 7.   LOSS, CASUALTY AND CONDEMNATION
        7.1  NOTICE OF LOSS.............................................................................       20
        7.2  CASUALTY AND CONDEMNATION..................................................................       20

ARTICLE 8.   ALLOCATION OF RESPONSIBILITIES AND INDEMNITIES
        8.1  OPPORTUNITY FOR REVIEW.....................................................................       20
        8.2  SELLER'S NON-ENVIRONMENTAL INDEMNITY OBLIGATION............................................       20
        8.3  SELLER'S ENVIRONMENTAL INDEMNITY OBLIGATION................................................       21
        8.4  BUYER'S NON-ENVIRONMENTAL INDEMNITY OBLIGATION.............................................       22
        8.5  BUYER'S ENVIRONMENTAL INDEMNITY OBLIGATION.................................................       22
        8.6  LEGAL CLAIMS AND DEFENSES..................................................................       23
        8.7  ASBESTOS AND NORM..........................................................................       23

         8.8   Buyer's Assumption of Obligations...........................................................   23
         8.9   Process Safety Management...................................................................   24
         8.10  Notice of Claims............................................................................   24
         8.11  Defense of Claims...........................................................................   24
         8.12  Waiver of Certain Damages...................................................................   25
         8.13  Limitation on Indemnities...................................................................   25

Article  9.   SPECIAL WARRANTY AND DISCLAIMERS
         9.1  Special Warranty of Title....................................................................   25
         9.2  Disclaimer - Representations and Warranties..................................................   26
         9.3  Disclaimer - Statements and Information......................................................   26

ARTICLE 10.   SELLER'S REPRESENTATIONS AND WARRANTIES
        10.1  Organization and Good Standing...............................................................   27
        10.2  Corporate Authority; Authorization of Agreement..............................................   27
        10.3  No Violations................................................................................   27
        10.4  Absence of Certain Changes...................................................................   28
        10.5  Operating Costs..............................................................................   28
        10.6  Litigation...................................................................................   28
        10.7  Bankruptcy...................................................................................   29
        10.8  Removal......................................................................................   29

Article 11.   BUYER'S REPRESENTATIONS AND WARRANTIES
        11.1  Organization and Good Standing...............................................................   29
        11.2  Corporate Authority; Authorization of Agreement..............................................   29
        11.3  No Violations................................................................................   29
        11.4  Sec Disclosure...............................................................................   30
        11.5  Independent Evaluation.......................................................................   30
        11.6  Buyer's Reliance.............................................................................   30

Article 12.   ADDITIONAL COVENANTS AND CONSIDERATIONS
        12.1  Subsequent Operations........................................................................   31
        12.2  Transition Agreement.........................................................................   31
        12.3  License Agreement(s).........................................................................   31
        12.4  Crude Call...................................................................................   31
        12.5  Natural Gas Processing Agreement.............................................................   33
        12.6  Rights of Way and Surface Leases.............................................................   33
        12.7  Conduct of Business..........................................................................   33

ARTICLE 13.   PROPERTY EXCHANGE
        13.1  Property Exchange............................................................................   36
        13.2  HS Exchange Properties.......................................................................   36
        13.3  Amoco Exchange Properties....................................................................   38
        13.4  Identification of Amoco Exchange Properties..................................................   40
        13.5  HS Exchange Properties Allocation............................................................   40
        13.6  HS Contracts.................................................................................   40

        13.7  Gas Imbalances............................................................................... 40
        13.8  Partnerships................................................................................. 40
        13.9  Litigation................................................................................... 41
        13.10 HS Exchange Properties Transition............................................................ 41
        13.11 Title Defects................................................................................ 41
        13.12 Adverse Conditions........................................................................... 41
        13.13 Amoco Defect Value........................................................................... 42
        13.14 Tax Gross-Up................................................................................. 42
        13.15 Preferential Rights.......................................................................... 42
        13.16 Payout....................................................................................... 42
        13.17 Non-Applicable Provisions.................................................................... 42
        13.18 Release...................................................................................... 42
        13.19 Survival of Representations and Warranties................................................... 43
        13.20 Administration of Agreement.................................................................. 43

Article 14.   PERSONNEL MATTERS
        14.1  Employee Lists............................................................................... 43
        14.2  Offers of Employment......................................................................... 43
        14.3  Savings Plan................................................................................. 44
        14.4  Other Employee Benefits...................................................................... 44
        14.5  Accrued and Unused Vacation.................................................................. 45
        14.6  Severance.................................................................................... 45
        14.7  WARN Act..................................................................................... 46

Article 15.   HSR FILINGS
        15.1  HSR FILINGS.................................................................................. 46

ARTICLE 16.   CONDITIONS PRECEDENT TO CLOSING
        16.1  Conditions Precedent to Seller's Obligation to Close......................................... 47
        16.2  Conditions Precedent to Buyer's Obligation to Close.......................................... 47
        16.3  Conditions Precedent to Obligation of Each Party
                 to Close.................................................................................. 47

ARTICLE 17.   THE CLOSING

        17.1  Closing...................................................................................... 48

        17.2  Obligations of Seller At Closing............................................................. 48
        17.3  Obligations of Buyer At Closing.............................................................. 49

ARTICLE 18.   TERMINATION
        18.1  Grounds For Termination...................................................................... 50
        18.2  Effect of Termination........................................................................ 51
        18.3  Dispute Over Right to Terminate.............................................................. 51
        18.4  Return of Documents.......................................................................... 51
        18.5  Confidentiality.............................................................................. 51

ARTICLE 19.   ARBITRATION
        19.1  Arbitration.................................................................................. 52


Article 20.    MISCELLANEOUS
        20.1   Notices................................................................................ 53
        20.2   Conveyance Costs....................................................................... 53
        20.3   Brokers' Fees.......................................................................... 54
        20.4   Records................................................................................ 54
        20.5   Further Assurances..................................................................... 54
        20.6   Survival of Representations and Warranties............................................. 55
        20.7   Amendments and Severability............................................................ 55
        20.8   No Multiple Recoveries................................................................. 55
        20.9   Successors and Assigns................................................................. 55
        20.10  Headings............................................................................... 55
        20.11  Governing Law.......................................................................... 55
        20.12  No Partnership Created................................................................. 56
        20.13  Public Announcements................................................................... 56
        20.14  No Third Party Beneficiaries........................................................... 56
        20.15  Waiver of Consumer Rights.............................................................. 56
        20.16  Not to be Construed Against Drafter.................................................... 56
        20.17  Tax Deferred Exchange Election......................................................... 56
        20.18  Conspicuousness of Provisions.......................................................... 56
        20.19  Execution in Counterparts.............................................................. 57
        20.20  Entire Agreement....................................................................... 57

                                   EXHIBITS
                                   --------

EXHIBIT "A"   -    WORKING INTERESTS AND NET REVENUE INTERESTS -
                   AMOCO PROPERTIES
EXHIBIT "B"   -    WORKING INTERESTS AND NET REVENUE INTERESTS -
                   HS PROPERTIES
EXHIBIT "C"   -    MAJOR CONTRACTS
EXHIBIT "D"   -    GAS IMBALANCES
EXHIBIT "E"   -    PARTNERSHIPS
EXHIBIT "F"        (PART 1) EXCLUDED  PROPERTIES - AFFILIATES
                   (PART 2)  EXCLUDED PROPERTIES - OTHER
EXHIBIT "G"   -    CLAIMS, DISPUTES AND LITIGATION
EXHIBIT "H"   -    SECTION 29 TAX CREDIT WELLS
EXHIBIT "I"   -    ASSIGNMENT AND BILL OF SALE
EXHIBIT "J"   -    SURFACE DEED
EXHIBIT "K"   -    MINERAL DEED
EXHIBIT "L"   -    CERTIFICATE
EXHIBIT "M"   -    LETTERS-IN-LIEU
EXHIBIT "N"   -    OPINION OF COUNSEL
EXHIBIT "O"   -    NON-FOREIGN AFFIDAVIT
EXHIBIT "P"   -    TRANSITION AGREEMENT - AMOCO PROPERTIES
EXHIBIT "P-1" -    TRANSITION AGREEMENT - HS PROPERTIES
EXHIBIT "Q"   -    LICENSE AGREEMENT

                          PURCHASE AND SALE AGREEMENT
                          ---------------------------


     THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is dated the 25th day of November, 1997, by and between AMOCO PRODUCTION COMPANY, a Delaware corporation, with an office at 501 WestLake Park Boulevard, Houston, Texas 77079 (hereinafter referred to as "Seller") and HS RESOURCES, INC. a Delaware corporation, with an office at One Maritime Plaza, 15th floor, San Francisco, CA 94111 (hereinafter referred to as "Buyer"), and is based on the following premises:

     WHEREAS, Seller desires to sell, assign and convey to Buyer and Buyer desires to purchase and accept certain oil and gas properties and related interests; and

     WHEREAS, Seller and Buyer also desire to exchange certain oil and gas properties; and

     WHEREAS, the parties have reached agreement regarding such sale, purchase, and exchange.

     NOW, THEREFORE, for valuable consideration and the mutual covenants and agreements herein contained, Seller and Buyer agree as follows:

                            ARTICLE 1. DEFINITIONS
                            ----------------------

1. Definitions: In this Agreement, capitalized terms have the meanings provided in this Article, unless expressly provided otherwise in other Articles. All defined terms include both the singular and the plural. All references to Articles refer to Articles in this Agreement, and all references to Exhibits refer to Exhibits attached to and made a part of this Agreement.

     1.1  "Accounting Referee" has the meaning set forth in Article 6.5.

     1.2 "Affiliate" means any entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the entity specified. Control means ownership of fifty percent (50%) or greater of the voting stock of such entity.

     1.3 "Alleged Adverse Condition" means an environmental or physical condition on or migrating from the Properties asserted by Buyer in accordance with Article 5.2 that, as of Closing (as hereinafter defined), is not in compliance with the then existing Laws (as hereinafter defined), and the costs associated with compliance with the pertinent Environmental Laws of such individual Alleged Adverse Condition exceeds Seventy-Five Thousand and No/100 United States Dollars (US $75,000) net to Seller's interests. Notwithstanding anything contained in this Agreement to the contrary, Buyer shall not be entitled to raise an Alleged Adverse Condition unless the aggregate cost associated with remediating all such Alleged Adverse Condition(s) exceeds $10,000,000 (it being acknowledged and agreed that Buyer shall be solely responsible for any and all Alleged Adverse Condition(s) up to $10,000,000).

     1.4 "Alleged Gas Imbalance Defect" shall mean those gas imbalances set forth on Exhibit "D" attached hereto, which are determined to be incorrect as of the date set forth therein, which are asserted by Buyer in accordance with
Article 4.4 and the net difference in value for said imbalances, as of the date set forth therein, valued at $0.75/MCF, is greater than $50,000.

     1.5   "Alleged Section 29 Defect" shall have the meaning set forth in
Article 4.3.

     1.6 "Alleged Title Defect" means a Title Defect (as hereinafter defined) which is asserted by Buyer in accordance with Article 4.2 as to a distinct Item Number listed on Exhibit "A" attached hereto, and the costs associated with curing such Alleged Title Defect with respect to such Item Number exceeds Seventy-Five Thousand and No/100 (US $75,000) net to Seller's interests. Except as expressly stated hereinabove, notwithstanding anything contained in this Agreement to the contrary, Buyer shall not be entitled to raise an Alleged Title Defect unless the aggregate cost associated with curing all such Alleged Title Defect(s) exceeds $10,000,000 (it being acknowledged and agreed that Buyer shall be solely responsible for any and all Alleged Title Defect(s) up to $10,000,000).

     1.7   "Amoco Severance Plan" has the meaning set forth in Article 14.6.

     1.8   "Arbitrable Dispute" has the meaning set forth in Article 19.1.

     1.9 "Assignment and Bill of Sale" means a document in the form of Exhibit "I".

     1.10 "Business Day" means a Day (as hereinafter defined) excluding Saturdays, Sundays and U.S. legal holidays.

     1.11  "Buyer Group" has the meaning set forth in Article 8.2.

     1.12  "Buyer Savings Plan" has the meaning set forth in 14.3.

     1.13 "Casualty Loss" means any loss, damage or reduction in value of the Properties which occurs prior to Closing resulting from mechanical failure or defects, catastrophic occurrences, acts of God or any other losses which are not the result of normal wear and tear or of natural reservoir changes.

     1.14  "Certificate" means a document in the form of Exhibit "L".

     1.15 "Claim" means any and all claims, demands, suits, causes of action, losses, damages, liabilities, fines, penalties and costs (including attorneys' fees and costs of litigation) which are brought by or owed to a Third Party (as hereinafter defined).

     1.16  "Claimant" has the meaning set forth in Article 19.1.

     1.17  "Claim Notice" has the meaning set forth in Article 8.10.

     1.18 "Close" or "Closing" means the consummation of the transfer of title to the Properties (as hereinafter defined) to Buyer, including execution and delivery of all documents provided for in this Agreement.

     1.19  "Closing Date" means December 15, 1997.

     1.20 "Computed Interest" means simple interest of seven and one-half percent (7.5%) per annum using a three hundred sixty-five (365) Day year.

     1.21  "Confidentiality Agreement" has the meaning set forth in Article
18.5.

     1.22 "Day" means a calendar day consisting of twenty-four (24) hours from midnight to midnight.

     1.23 "Defensible Title" means, as to the Properties, such title held by Seller as of Closing that, except for the Permitted Encumbrances (as hereinafter defined):

          1.23.1 Entitles Seller as of Closing to receive not less than the "Net Revenue Interests" set forth in Exhibit "A" of all oil, gas and associated liquid and gaseous hydrocarbons and non-hydrocarbons produced, saved and marketed from the Properties; and

          1.23.2 Obligates Seller as of Closing to bear costs and expenses relating to the ownership, operation, maintenance and repair of the Properties in an amount not greater than the "Working Interests" set forth in Exhibit "A", unless there is a corresponding increase in the Net Revenue Interests.

     1.24  "Deposit" has the meaning set forth in Article 3.2.

     1.25 "Effective Time" means December 1, 1997, at 7:00 a.m., local time where the Properties are located.

     1.26 "Environmental Claims" means all Claims which are based on breach of or noncompliance with Environmental Laws (as hereinafter defined).

     1.27 "Environmental Laws" means any and all Laws that relate to: (a) the prevention of pollution or environmental damage, (b) the remediation of pollution or environmental damage, and/or (c) the protection of the environment generally; including without limitation, the Clean Air Act, as amended, the Clean Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substance and Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous and the Solid Waste Amendments Act of 1984, as amended, and the Oil Pollution Act of 1990, as amended.

     1.28  "ERISA" has the meaning set forth in Article 14.4

     1.29  "Final Accounting Settlement" has the meaning set forth in Article
6.5.

     1.30  "Final Settlement Date" has the meaning set forth in Article 6.5.

     1.31 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     1.32 "Laws" means laws, statutes, ordinances, permits, decrees, orders, judgments, rules or regulations (including without limitation Environmental
Laws) which are promulgated, issued or enacted by a governmental entity or tribal authority having appropriate jurisdiction.

     1.33  "Letters-in-Lieu" means a document in the form of Exhibit "M".

     1.34 "License Agreement - SAMS" means a document in the form of Exhibit "Q", and "License Agreement - Seismic" means the document referred to in Article 12.3.

     1.35  "Mineral Deed" means a document in the form of Exhibit "K".

     1.36 "Non-Environmental Claims" means all Claims, except Environmental Claims.

     1.37  "Non-Foreign Affidavit" means a document in the form of Exhibit "O".

     1.38  "NORM" means naturally occurring radioactive materials.

     1.39  "Opinion of Counsel" means a document in the form of Exhibit "N".

     1.40  "Permitted Encumbrances" means:

          1.40.1 Royalties, overriding royalties, production payments, reversionary interests, convertible interests, net profits interests, division orders and similar burdens encumbering the Properties to the extent the net cumulative effect of such burdens do not, as of Closing, operate to reduce the Net Revenue Interests of the Properties to less than the Net Revenue Interests set forth in Exhibit "A";

          1.40.2 Consents to assignment and similar contractual provisions encumbering the Properties to which, prior to Closing, waivers or consents are obtained from the appropriate parties, or which the obligation to obtain prior to Closing is waived by the Buyer ;

          1.40.3 Preferential rights to purchase encumbering any one (1) or more of the Properties to which, prior to Closing: (a) waivers are obtained from the appropriate parties, or (b) the time period for exercising said right has elapsed.

          1.40.4 All rights to consent by, required notices to, filings with or other actions by a governmental entity or tribal authority in connection with the sale or conveyance of the Properties, if the same are customarily obtained subsequent to the transfer of title;

          1.40.5 Rights reserved to or vested in a governmental entity or tribal authority having appropriate jurisdiction to control or regulate the Properties in any manner whatsoever, and all Laws of any such governmental entity or tribal authority;

          1.40.6 Easements, rights-of-way, servitudes, surface leases, sub-surface leases, grazing rights, logging rights, and surface rights with respect to canals, ditches, reservoirs, pipelines, utility lines, telephone lines, power lines, railways, streets, roads, highways and structures on, over and through the Properties, to the extent such rights, interests or structures do not materially interfere with the operation of the Properties;

          1.40.7 The terms and conditions of all leases, units, agreements, contracts, instruments, licenses and permits associated with, attributable to or encumbering the Properties which have been filed with the appropriate governmental entity or tribal authority, placed of record in the appropriate County records or otherwise disclosed by Seller to Buyer that in the aggregate (a) are not such as to impair or interfere materially with the operation, value or use of any Property; (b) do not prevent Buyer from receiving the proceeds of production from any Property; or (c) in the case of gas purchase or sales contracts, are terminable on thirty (30) days notice or less;

          1.40.8 Liens for taxes or assessments not yet due or not yet delinquent or, if delinquent, that are being contested by Seller in good faith in the normal course of business;

          1.40.9 Liens of operators relating to obligations not yet due or not yet delinquent or, if delinquent, that are being contested by Seller in good faith in the normal course of business;

          1.40.10 Alleged Title Defect(s) which do not meet the individual or aggregate threshold amounts set forth in Article 1.6 or which Buyer has waived under Article 4.5;

          1.40.11 Alleged Adverse Condition(s) which do not meet the individual or aggregate threshold amounts set forth in Article 1.3 or which Buyer has waived under Article 5.3;

          1.40.12  Gas imbalances associated with the Properties;

          1.40.13  Suspense funds associated with the Properties; and

          1.40.14 Such defects or irregularities in the title to the Properties that do not materially interfere with the operation, value or use of the Properties affected thereby and that would be considered not material when applying general industry standards.

     1.41  "Personnel" has the meaning set forth in Article 14.1

     1.42  "Process Safety Management" has the meaning set forth in Article 8.9.

     1.43 "Property" or "Properties" means Seller's ownership interests in the properties (real, personal or mixed) and appurtenant rights (contractual or otherwise) as follows:

          1.43.1 All of Seller's right, title and interests in, to and under, or derived from, the oil and gas leasehold interests, royalty interests, overriding royalty interests, mineral interests, production payments, net profits interests and surface interests which are described in Exhibit "A", and all rights (contractual or otherwise) that are appurtenant to such interests.

          1.43.2 All of Seller's right, title and interests in, to and under, or derived from, all of the presently existing and valid unitization, communitization and pooling declarations, orders, and agreements
     (including all units formed by voluntary agreement and those formed under the rules, regulations, orders or other official acts of any governmental entity or tribal authority having appropriate jurisdiction) to the extent they relate to any of the interests which are described in Exhibit "A", or the production of oil, gas or other hydrocarbon and non-hydrocarbon substances attributable thereto;

          1.43.3 All of Seller's right, title and interests in, to and under, or derived from, all of the presently existing and valid oil sales contracts, casinghead gas sales contracts, gas sales contracts, processing contracts, gathering contracts, transportation contracts, easements, rights-of-way, servitudes, surface leases, subsurface leases, permits, licenses, farm-out contracts, farm-in contracts, balancing contracts (including but not limited to the gas imbalances described in Exhibit "D"), suspense funds, operating agreements, areas of mutual interest, and other contracts, agreements and instruments (including but not limited to the major contracts described in Exhibit "C") to the extent they relate to any of the interests which are described in Exhibit "A", or the production of oil, gas or other hydrocarbon and non-hydrocarbon substances attributable thereto;

          1.43.4 All of Seller's right, title and interests in, to and under, or derived from, the personal property, improvements, fixtures, wells (whether producing, plugged and abandoned, shut-in, injection, disposal or water supply), tanks, boilers, buildings, machinery, equipment, pipelines, utility lines, power lines, telephone lines, roads and other appurtenances, to the extent the same are situated upon and used or held for use by Seller in connection with the ownership, operation, development, maintenance or repair of the interests which are described in Exhibit "A", or the production of oil, gas or other hydrocarbon and non-hydrocarbon substances attributable thereto;

          1.43.5 All of Seller's right, title and interests in, to and under, or derived from, the seismic, geologic or geophysical information and data to the extent the same relates to any of the interests which are described in Exhibit "A", or the production of oil, gas or hydrocarbon and non-hydrocarbon substances attributable thereto; and

          1.43.6 All of Seller's right, title and interests in, to and under, or derived from, the partnerships (tax or otherwise) described in Exhibit "E".

          1.43.7 All of Seller's right, title and interest in, to and under (i) all oil, gas and mineral leases, fee interests, royalties, overriding royalties, production payments, net profits interests and all other interest of every kind and character located in Weld, Adams, Boulder and Arapahoe Counties Colorado and (ii) each type of property interest or right described in Articles 1.43.1 through 1.43.6 that is related to the property interest described in (i) above.

          1.43.8 All rights and title to Seller's Ft. Lupton office, yard and related facilities and ground lease, furniture, fixtures and equipment, except as excluded on Exhibit "F".

     SELLER EXCEPTS, RESERVES AND RETAINS, unto itself, its Affiliates, successors and assigns from the Properties the following properties (real, personal or mixed) and appurtenant rights (contractual or otherwise):

     (a) Any and all seismic, geologic or geophysical information and data that are: (i) interpretive in nature, (ii) covered an obligation of non-disclosure,
(iii) covered by an obligation of confidentiality, (iv) covered by a prohibition against transfer (provided Seller shall use its reasonable efforts to remove any restriction on transferring the information to Buyer), (v) covers (in whole or in part) retained assets of Seller;

     (b) Any and all pipelines, equipment, facilities, permits, contracts, agreements, easements, rights-of-way, surface leases and subsurface leases owned by an Affiliate of Seller, including without limitation, the properties (real, personal and mixed) and appurtenant rights (contractual or otherwise) described in Exhibit "F";

     (c) Any and all records which consist of previous offers and economic analyses associated with the purchase, sale or exchange of the Properties, proprietary information, interpretive information, reserve data, internal communications, personnel information, tax information (except any information concerning Section 29 Credits relating the Tax Partnerships set forth on Exhibit "E" necessary to conduct due diligence or effectuate transition), information covered by a non-disclosure obligation and information covered by a legal privilege;

     (d) The properties (real, personal and mixed) and appurtenant rights (contractual or otherwise) described in Exhibit "F"; and

     (e) A concurrent interest in, to and under, or derived from, the contracts, agreements, instruments, permits, easements, rights-of-way, servitudes, surface leases, subsurface leases and any other rights (contractual or otherwise) to the extent that they relate to or affect the interests not conveyed herein.

     1.44  "Purchase Price" has the meaning set forth in Article 3.1.

     1.45 "Records" means all of Seller's books, records and files related to the Properties; provided however, the term Records shall not include (and Seller shall have no obligation to deliver to Buyer) previous offers and economic analyses associated with the purchase, sale or exchange of the Properties, proprietary information, interpretive information, reserve data, internal communications, personnel information, tax information (except any information concerning Section 29 Credits relating to the Tax Partnerships set forth on Exhibit "E" necessary to conduct due diligence or effectuate transition), information covered by a non-disclosure obligation and information covered by a legal privilege.

     1.46  "Respondent" has the meaning set forth in Article 19.1.

     1.47  "Seller Group" has the meaning set forth in Article 8.2.

     1.48  "Surface Deed" means a document in the form of Exhibit "J".

     1.49 "Third Party" means any person or entity, governmental or otherwise, other than Seller and Buyer.

     1.50 "Title Defect" means any lien, encumbrance, encroachment or defect associated with Seller's title to the Properties (excluding Permitted Encumbrances) that would cause Seller, as of Closing, not to have Defensible Title.

     1.51 "Transition Agreement" means a document in the form of Exhibit "P" and "P-1", as applicable.

     1.52  "WARN Obligations" has the meaning set forth in Article 14.7.


                   ARTICLE 2. SALE AND PURCHASE AND EXCHANGE
                   -----------------------------------------


     2.1 Sale and Purchase and Exchange. On the Closing Date, effective as of the Effective Time and upon the terms and conditions herein set forth, Seller agrees to sell and assign the Properties set forth on Exhibit "A" to Buyer and Buyer agrees to buy and accept the Properties set forth on Exhibit "A", and/or exchange the Properties set forth in Exhibit "A" and Exhibit "B", as applicable. Further, Buyer and Seller agree to identify for exchange the properties set forth on Exhibit "A" ("Amoco Exchange Properties") for the properties set forth on Exhibit "B" ("HS Exchange Properties").


 ARTICLE 3. PURCHASE PRICE, DEPOSIT, STOCK, PREFERENTIAL RIGHTS, AND CONSENTS
 ----------------------------------------------------------------------------

     3.1 Purchase Price. The total purchase price, subject to adjustments as set forth in this Agreement, paid to Seller by Buyer for the Properties set forth on Exhibit A" shall be (a) TWO HUNDRED NINETY MILLION and No/100 United States Dollars (US $290,000,000.00) payable in full at Closing in immediately available funds, and (b) ONE MILLION TWO HUNDRED THOUSAND (1,200,000) shares of Buyer's common stock ("Buyer Common Stock") and (c) conveyance from Buyer to Seller of the HS Exchange Properties as defined in Article 13.2 (collectively, the "Purchase Price"). If Closing occurs on December

15, 1997, or if Closing occurs after December 15, 1997, due to the fault of Seller, the Deposit shalI be increased by Computed Interest in the amount of Six Thousand, Seven Hundred Eighty-One and No/100 Dollars ($6,781.00) per Day calculated from the date of receipt by Seller to Closing and in either situation, the Purchase Price due Seller is not increased by Computed Interest. In the event that the Closing occurs after December 15, 1997, due to the fault of Buyer the Purchase Price shall be increased by the Computed Interest in the amount of Sixty-Eight Thousand, Four Hundred Twenty and No/100 Dollars ($68,420.00) per Day from the Effective Time until Closing, and the Deposit shall be increased by the Computed Interest thereon from receipt to December 15, 1997 and shall not be increased by Computed Interest after December 15, 1997.

     3.2 Deposit. Upon the execution of this Agreement, Buyer shall pay to Seller a deposit in the amount of $ 33,000,000 ("Deposit"). In the event of Closing, the Purchase Price shall be credited by the amount of the Deposit (plus Computed Interest in the amount of Six Thousand, Seven Hundred Eighty-One and No/100 Dollars ($6,781.00) per Day on the Deposit from the date of receipt by Seller until Closing, unless Closing occurs after December 15, 1997, in which event no Computed Interest will be credited to the Deposit). If Closing does not occur, the Deposit (plus Computed Interest on the Deposit from the date of receipt by Seller until termination) will be refunded to Buyer within five (5) Days of such termination, unless Closing failed to occur as a result of Buyer's breach of this Agreement (including without limitation Buyer's failure to comply with Article 15.1) in which case the provisions of Article 18.2 shall apply.

     3.3  Buyer's Common Stock Provisions

          3.3.1 Registration. Subject to the terms and provisions hereof, Buyer shall use its best efforts to (i) prepare and file a registration statement and to have it declared effective for sales of Buyer's Common Stock, which registration statement shall not be used for sales of securities for Buyer's account (the "Registration") and (ii) have Buyer's Common Stock listed for trading on the New York Stock Exchange ("NYSE"). Such Registration Statement shall be on Form S-3, or, if Form S-3 is not available, on any form available for registration of Buyer's Common Stock, if available, and shall be filed as promptly as practicable after the date hereof, provided, however, that should Buyer elect to commence a public offering of common stock for its own account in December 1997, Buyer shall not be obligated to file such registration statement until after the termination of such offering. The obligation under this Article expires at the expiration of the holding period that would permit a non-affiliate to sell Buyer's Common Stock without restriction under Rule 144(k) (or any similar provision then in force).

          3.3.2 Lockup Agreement. Seller agrees not to offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, (i) 1,000,000 of the shares of Buyer's

     Common Stock acquired hereunder for a period of ninety (90) days following the date on which the Closing occurs and (ii) any of the shares of Buyer Common Stock acquired hereunder during the period in which Buyer is conducting a public offering of Buyer's common stock, such period to commence upon notice from Buyer to Seller of such offering, and such period ending on the earlier of the termination of such offering or forty-five
     (45) days following Buyer's notice of commencement of the offering; provided that the restriction provided in subsection (ii) shall end no later than ninety (90) days following the Closing. The foregoing provision shall not restrict Seller from acquiring a put, collar or similar financial instrument with respect to any of Buyer's Common Stock so long as Seller has reasonable assurances that the counterparty to the transaction will not engage in a market transaction affecting Buyer's Common Stock to cover such counterparty's position during the period of Buyer's public offering referred to above. Seller acknowledges that it is acquiring the Buyer's Common Stock for investment and not with a view to distribution thereof except pursuant to the Registration or as otherwise permitted by law.

          3.3.3 Make Whole Provisions. As to the 200,000 shares of Buyer's Common Stock not subject to the 90 day lockup provision provided for in
     Article 3.3.2(i) ("Saleable Shares") during any period Seller is entitled to sell any of the Saleable Shares as contemplated by Article 3.3.2(ii) of this Agreement, and the Registration Statement contemplated by Article
     3.3.1 has not been declared effective, Seller shall be entitled to give Buyer a written notice of intent to sell setting forth the number of Saleable Shares Seller desires to sell on that date. Each notice given is irrevocable and not amendable. Buyer shall have the option to (i) repurchase the Saleable Shares set forth in such notice at the closing sale price, regular way, of Buyer's Common Stock on the NYSE on the date the notice was given (the "Notice Date Price") or (ii) to defer such purchase until the date the registration statement has been declared effective (the "Registration Statement Effective Date"). The option contemplated by this Article 3.3.3 shall remain exercisable until 5:00 p.m. San Francisco time on the Registration Statement Effective Date. If the Registration Statement Effective Date has not occurred by the 50th day following the Closing, and Buyer has not exercised its option on or before such date, Buyer's option to purchase shall become a mandatory obligation on the 51st day following Closing. If Buyer elects to defer and has not exercised the option contemplated above as to any of the Saleable Shares subject to the notice, Seller shall have a period of ten NYSE trading days immediately following the Registration Statement Effective Date to sell, in a regular way transaction on the NYSE, including block trades on the NYSE, the Saleable Shares covered by the notice and not purchased by Buyer. In the event the actual gross sales price resulting from such sale is less than the Notice Day Price, Buyer shall pay to Seller the difference between such prices multiplied by the number of

     Saleable Shares that were subject to the notice, were not purchased by Buyer, and were actually sold by Seller, upon receipt of written information from Seller and the broker/dealer effecting the sale on behalf of Seller, setting forth the number of shares sold and the actual gross sales price. The payments to be made pursuant to this Article 3.3.3 shall be made within five (5) days after the date they become due by wire transfer of immediately available funds to the account designated by Seller. If Seller does not sell the shares within the ten trading day period, Buyer shall have no further "make whole" obligations in connection with the Saleable Shares.

          3.3.4 Anti-Dilution Protection. If from the date of this Agreement until the Closing, Seller engages in a stock split, reclassification of Buyer's Common Stock or reorganization transaction, the Buyer's Common Stock delivered at Closing shall be increased by the number of shares Seller would have received if it had held the Buyer's Common Stock at the time of such transaction.

          3.4 Preferential Rights To Purchase. Buyer's good faith allocation of the Purchase Price as set forth in Exhibit "A" shall be used by Seller to provide any required preferential purchase right notifications. If, prior to Closing, a holder of a preferential purchase right notifies Seller that it intends to exercise its rights with respect to a Property to which its preferential purchase right applies (as determined in accordance with the agreement in which the preferential purchase right arises), the Property covered by said preferential purchase right shall be excluded from the Properties to be conveyed to Buyer, and the Purchase Price shall be reduced by the value allocated to said Property in Exhibit "A". Buyer acknowledges and agrees that Seller shall determine (in its sole judgment) the extent of the preferential purchase rights encumbering the Properties, and said determination shall be used by Seller to provide the preferential purchase right notifications. If the holder of the preferential purchase right fails to consummate the purchase of the Property subject to the preferential purchase right, Seller shall promptly notify Buyer. Within ten (10) Business Days after Buyer's receipt of such notice or Closing, whichever is later, Seller shall sell to Buyer, and Buyer shall purchase from Seller, such Property under the terms of this Agreement for a price equal to the value allocated to such Property in Exhibit "A". Notwithstanding the foregoing, Buyer shall have no obligation under this Agreement or otherwise to purchase the Property if Buyer is not notified of the preferential purchase right holder's failure to consummate the purchase of the Property within ninety (90) Days following Closing.

          3.5 Consents. With respect to any leasehold interest for which consent is not obtained prior to Closing, Seller shall be obligated to use all reasonable efforts to obtain such consent after Closing and shall indemnify and hold Buyer harmless from and against any and all claims, demands, suits, causes of action, losses, damages, costs and liabilities of whatsoever nature arising out of Seller's failure to obtain such consent, provided that Seller's maximum liability under this indemnity shall be limited to the allocated values per Exhibit "A" or "B", as applicable, plus interest thereon from the Closing Date at the Prime Rate plus one percent (1%) less interest at the Prime Rate plus one percent (1%) on the net proceeds actually received by Buyer from the Properties from and after the Closing Date until consent is obtained. Seller shall hold title to the interests as trustee for Buyer, and Buyer shall have all rights and obligations associated with the ownership and operation of the Properties as if it were the title holder.


                            ARTICLE 4. TITLE REVIEW
                            -----------------------

          4.1 Review of Title Records. Upon execution of this Agreement, Seller shall make available to Buyer during reasonable business hours Records in Seller's possession relating to the title to the Properties. Buyer shall be entitled to review said title Records. Buyer shall have the right to reasonably request copies of any and all such title Records and upon such request, Seller shall provide the requested copies to Buyer at Buyer's expense.

          4.2 Alleged Title Defects. As soon as reasonably practicable (and on an ongoing basis), but in no event later than one hundred twenty (120) Days after Closing, Buyer shall notify Seller of any Properties which are subject to Alleged Title Defect(s). Buyer's notice asserting Alleged Title Defect(s) shall include a description and full explanation (including any and all supporting documentation associated therewith) of each Alleged Title Defect being claimed and a value which Buyer in good faith attributes to curing the same. Seller, during said one hundred twenty (120) Day period, shall have the right to notify Buyer of any increases in Net Revenue Interest or decreases in Working Interest in the Properties and request a corresponding adjustment where the increase in value applicable to an individual well or location listed on Exhibit A exceeds $75,000 ("Title Increase"); provided, however, that Title Increase shall give rise to increases to the Purchase Price or be used as credits against adjustments that would otherwise be made for Title Defects only to the extent the aggregate value of all Title Increases exceeds $10,000,000. Buyer and Seller shall meet from time to time as necessary in an attempt to mutually agree on a proposed resolution with respect to the Alleged Title Defect(s) raised by Buyer and increases in Net Revenue Interest or decreases in Working Interest raised by Seller. The value allocated to each Property as set forth on Exhibit "A" and the costs to cure such title defects shall be used by the parties to determine the amount of any adjustment, if any, due to the existence of an Alleged Title Defect. It is recognized that good faith differences of opinion may exist between Buyer and Seller in connection with the Alleged Title Defect(s) raised by Buyer and adjustments to the Net Revenue Interests or Working Interests raised by Seller, including without limitation, disputes as to: (a) whether or not the alleged defect constitutes an Alleged Title Defect within the meaning of this Agreement, (b) whether or not the magnitude of the Alleged Title Defect exceeds the threshold amount set forth in Article 1.4, (c) whether or not the Alleged Title Defect raised by Buyer was properly and timely asserted by Buyer pursuant to this Article, and/or (d) the appropriate upward or downward adjustment to the Purchase Price, if any, on account of a change in the Net Revenue Interest or Working Interests from those set forth in Exhibit "A". If any such differences of opinion are not resolved by mutual agreement of Buyer and Seller, either party shall have the right, exercisable within one hundred eighty (180) Days after Closing, to initiate binding arbitration in accordance with Article 19.1, using arbitrators who are attorney(s) licensed in the state where the Property at issue is located and who have at least ten (10) years oil and gas title experience.

     4.3  Section 29 Credits

          4.3.1 Review of Section 29 Records. Upon execution of this Agreement, Seller shall make available to Buyer during reasonable business hours Records in Seller's possession relating to the Section 29 Tax credits available on the Properties. Buyer shall be entitled to review said Records. Buyer shall have the right to reasonably request copies of any and all such title Records and upon such request, Seller shall provide the requested copies to Buyer at Buyer's expense.

          4.3.2 Alleged Section 29 Defects. As soon as reasonably practicable (and on an ongoing basis), but in no event later than one hundred twenty
     (120) Days after Closing, Buyer shall notify Seller of any Properties which are subject to Alleged Section 29 Defect(s). An "Alleged Section 29 Defect" shall mean Buyer's reasonable assertion that there is a failure of Seller's Records or public records to support the following statements with respect to the natural gas produced from the wells and horizons identified on Exhibit H provided that any such well or horizon that is identified on such Exhibit as not having a Section 503 of the Natural Gas Policy Act of 1978 ("NGPA") determination shall not be subject to statement (4) below:

1) It shall be produced from tight formations which have been designated as such in accordance with Section 503 of the NGPA.

2) It shall be produced from wells drilled or recompleted after December 31, 1990 and before January 1, 1993 or such later date as may be permitted by future amendments to the Code that extend the cut-off date in Code Section 29(f)(1)(A) or it shall be produced from wells which, as of April 20, 1977 were dedicated to interstate commerce.

3) No credit allowed under Section 38 of the Code for any taxable year has been allowed to Seller or any of its Affiliates by reasons of any enhanced oil recovery credit under Section 43 of the Code with respect to Properties that produced the gas.

4) FERC well category determinations under Section 503 of the NGPA have been issued for the wells listed on Exhibit H with respect to the producing horizons listed on Exhibit H.

5) It shall be produced from a property from which gas from a tight formation was not produced in marketable quantities before January 1, 1980, in accordance with Section 29(d)(4) of the Code, as interpreted by the IRS in Private Letter Ruling 8950026.

          4.3.3  Notice and Adjustment.  Buyer's notice asserting Alleged
     Section 29 Defect(s) shall include a description and full explanation (including any and all supporting documentation associated therewith) of each Alleged Section 29 Defect being claimed and a value which Buyer in good faith attributes to curing the same. The value of Section 29 Tax Credits shall be the present value, discounted at 10%, of the tax credits expected to be received from the Effective Time through December 31, 2002 from the gas stream of the wells and horizons listed on Exhibit H. It is acknowledged that by virtue of Seller's tax partnerships, certain Section 29 Tax Credit values in particular wells are not in proportion to the Seller's net revenue interest in the wells. No adjustment shall be made with respect to Section 29 Defects unless the aggregate value of all
     Section 29 Defects exceeds a threshold of $50,000, in which case such adjustment to the Purchase Price shall be made from first dollar. Buyer and Seller shall meet from time to time as necessary in an attempt to mutually agree on a proposed resolution with respect to the Alleged Section 29 Defect(s) raised by Buyer. It is recognized that good faith differences of opinion may exist between Buyer and Seller in connection with the Alleged Section 29 Defect(s) raised by Buyer. Either party shall have the right, exercisable within one hundred eighty (180) Days after Closing, to initiate binding arbitration in accordance with Article 19.1, to determine the appropriate adjustment to the Purchase Price due to the defect, using arbitrators who are attorney(s) licensed in the state where the Property at issue is located and who have at least ten (10) years oil and gas tax experience.

     4.4 Alleged Gas Imbalance Defects. As soon as reasonably practicable, but in no event later than one hundred twenty (120) Days after Closing, Buyer shall notify Seller of any Properties which are subject to Alleged Gas Imbalance Defects. If the net difference in value of the Alleged Gas Imbalance Defects is in excess of $50,000, the entire amount of gas imbalance value differential may be raised as a Gas Imbalance Defect.

     4.5 Waiver. Except for claims Buyer asserts under Seller's special warranty of title contained in Article 9.1, all title objections (including without limitation Alleged Section 29 Defects, Alleged Gas Imbalance Defects, and Alleged Title Defect(s)) not raised or referred to binding arbitration, as applicable, by Buyer within the time period provided in Article 4.2, 4.3 and 4.4, as applicable, shall be waived by Buyer for all purposes, and Buyer shall have no right to seek an adjustment to the Purchase Price, make a claim (in accordance with Article 19.1 or otherwise) against Seller or seek indemnification (in accordance with Article 8 or otherwise) from Seller associated with the same, and Buyer (on behalf of itself, its officers, agents, employees, Affiliates, successors and assigns) irrevocably waives such claims.

                       ARTICLE 5. INSPECTION OF PREMISES
                       ---------------------------------

     5.1 Inspection of Premises. Prior to Closing, Buyer shall have access during reasonable business hours to the Seller-operated Properties, and Seller shall use reasonable efforts to obtain permission for Buyer to gain access to the Third Party-operated Properties, for the purpose of inspecting the environmental and physical condition of the same. Such inspection shall be conducted in accordance with the terms of the Confidentiality Agreement.

     5.2 Alleged Adverse Conditions. As soon as reasonably practical (and on an ongoing basis), but in no event later than one hundred eighty (180) Days after Closing, Buyer shall notify Seller of any Properties which are subject to Alleged Adverse Condition(s). Buyer's notice of Alleged Adverse Condition(s) shall include a complete description of each individual condition to which Buyer takes exception (including any and all supporting documentation associated therewith) and the costs which Buyer in good faith attributes to remediating the same. Buyer and Seller shall meet from time to time as necessary in an attempt to mutually agree on a proposed resolution with respect to the Alleged Adverse Condition(s) raised by Buyer. The value allocated to each Property as set forth on Exhibit "A" and the costs to cure such Alleged Adverse Condition shall be used by the parties to determine the amount of any adjustment, if any, due to the existence of an Alleged Adverse Condition. It is recognized that good faith differences of opinion may exist between Buyer and Seller in connection with the Alleged Adverse Condition(s) raised by Buyer, including without limitation, disputes as to: (a) whether or not the alleged defect constitutes an Alleged Adverse Condition within the meaning of this Agreement, (b) whether or not the magnitude of the Alleged Adverse Condition individually or in the aggregate exceeds the threshold amounts set forth in Article 1.3, (c) whether or not the Alleged Adverse Condition raised by Buyer was properly and timely asserted by Buyer pursuant to this Article, and/or (d) the adjustment to the Purchase Price, if any, on account of the Alleged Adverse Condition. If any such difference of opinion regarding an Alleged Adverse Condition raised by Buyer is not resolved by mutual agreement of Buyer and Seller, either party shall have the right, exercisable within two hundred seventy (270) Days after Closing, to initiate binding arbitration in accordance with Article 19.1. Notwithstanding anything contained in this Agreement to the contrary (including Article 19.1), if Seller disagrees with the decision of the arbitration panel, Seller shall have the right (but not the obligation) to: (i) remediate, at Seller's sole cost, the Property at issue to a point where it is in compliance with the Laws, or (ii) require the reassignment of the Property at issue from Buyer to Seller. If Seller elects to require the reassignment of the Property at issue, Buyer and Seller will take all necessary action (including without limitation, execution of documentation and conducting an accounting) required to place the parties back into a position with respect to the Property at issue just prior to Closing.

     5.3 Waiver. All adverse conditions (including without limitation Alleged Adverse Condition(s)) not raised or referred to binding arbitration, as applicable, by Buyer within the time period provided in Article 5.2 shall be waived by Buyer for all purposes, and Buyer shall have no right to seek an adjustment to the Purchase Price, make a claim (in accordance with Article 19.1 or otherwise) against Seller or seek indemnification (in accordance with Article 8 or otherwise) from Seller associated with the same, and Buyer (on behalf of itself, its officers, agents, employees, Affiliates, successors and assigns) irrevocably waives such claims.

                             ARTICLE 6. ACCOUNTING
                             ---------------------

     6.1 Revenues, Expenses and Capital Expenditures. All merchantable oil, liquid hydrocarbon and non-hydrocarbon substances stored in tanks and vessels on the Properties (including any and all line fill owned by Seller or its Affiliates downstream of the custody transfer point) will be gauged to the bottom of the flange by Seller or the operator of the Properties, as applicable, as of the Effective Time, and Seller shall be entitled to the proceeds associated with such oil, liquid hydrocarbon and non-hydrocarbon substances so gauged when sold. Oil, liquid hydrocarbon and non-hydrocarbon substances in treating equipment and separation equipment below pipeline connections as of the Effective Time shall not be considered to be merchantable and shall become the property of Buyer. Seller shall be entitled to all operating revenues and related accounts receivable arising in the ordinary course of business attributable to the Properties and shall be responsible for all operating expenses and related accounts payable (except as provided below) arising in the ordinary course of business attributable to the Properties, in each case to the extent they relate to the period of time prior to the Effective Time. Buyer shall be entitled to all operating revenues and related accounts receivable arising in the ordinary course of business attributable to the Properties and responsible for the payment of all operating expenses and related accounts payable arising in the ordinary course of business attributable to the Properties, in each case to the extent they relate to time after the Effective Time. Notwithstanding anything contained in this Agreement to the contrary, Buyer shall assume and be solely responsible for: (a) any and all suspense funds associated with the Properties, (b) any and all gas imbalances associated with the Properties, and (c) any and all capital expenditures associated with the Properties to the extent said capital expenditures were incurred (or the obligation to incur said costs and expenses was undertaken) by Seller within the period of time six (6) months prior to Closing and exceed Three Million Three Hundred Thousand Dollars and No/100 ($3,300,000). The actual amounts or values associated with the above shall be accounted for in the Final Accounting Settlement.

     6.2 Taxes. All taxes and assessments, including without limitation, excise taxes, severance taxes, property taxes, ad valorem taxes and any other federal, state, local or tribal taxes or assessments attributable to the ownership, operation, or production of the Properties prior to the Effective Time shall remain Seller's responsibility, and all deductions, credits or refunds pertaining to the aforementioned taxes and assessments, and all additional assessments or delinquencies relating to time periods or production prior to the Effective Time resulting from audits or otherwise, no matter when received, shall belong to or be paid by Seller. Ad valorem, severance and other taxes measured by production shall be allocated to and paid by Seller to the extent such taxes are measured by production produced prior to the Effective Time. All taxes and assessments, including without limitation, excise taxes, severance taxes, property taxes, ad valorem taxes and any other federal, state, local or tribal taxes and assessments attributable to the ownership, operation, or production of the Properties after the Effective Time (excluding Seller's income taxes from the Effective Time through Closing and any associated capital gains taxes which shall remain Seller's obligation) shall be Buyer's responsibility, and all deductions, credits or refunds pertaining to the aforementioned taxes and assessments, and all additional assessments or delinquencies relating to time periods of production after the Effective Time resulting from audits or otherwise, no matter when received, shall belong to and be paid by Buyer. The actual amounts or values associated with the above, to the extent known or assessed at that time, shall be accounted for in the Final Accounting Settlement. Ad valorem taxes on tangible personal property shall be prorated between Seller and Buyer as of the Effective Time. Buyer shall additionally be solely responsible for all transfer, sales, use or similar taxes resulting from or associated with the transaction contemplated under this Agreement. Notwithstanding anything contained in this Agreement to the contrary, Seller shall be entitled to retain any and all Section 29 tax credits associated with the Properties from the Effective Time through Closing.

     6.3 Obligations and Credits. All prepaid insurance premiums, utility charges, taxes, rentals, deposits and any other prepaids applicable to the period of time after the Effective Time, if any, and attributable to the Properties shall be reimbursed to Seller by Buyer, and all accrued payables applicable to the period of time prior to the Effective Time, if any, and attributable to the Properties shall be the responsibility of Seller. The actual amounts or values associated with the above shall be accounted for in the Final Accounting Settlement.

     6.4  Miscellaneous Accounting.  In addition to the items set forth in

Articles 6.1 through 6.3, any other amounts due between Buyer and Seller related to the ownership or operation of the Properties from the Effective Time through Closing shall be accounted for in the Final Accounting Settlement.

     6.5 Final Accounting Settlement. As soon as reasonably practicable, but in no event later than one hundred eighty (180) Days after Closing, Seller shall deliver to Buyer a post-Closing statement setting forth a detailed calculation of all post-Closing adjustments applicable to the period of time between the Effective Time and Closing ("Final Accounting Settlement"). As soon as reasonably practicable, but in no event later than thirty (30) Days after Buyer receives the post-Closing statement, Buyer shall deliver to Seller a written report containing any changes which Buyer proposes to be made to such post-Closing statement. If Buyer fails to timely deliver the written report to Seller containing changes Buyer proposes to be made to the post-Closing statement, the post-Closing statement delivered by Seller shall be deemed to be true and correct and the same shall be final and binding on the parties and not subject to arbitration hereunder. As soon as reasonably practicable, but in no event later than fifteen (15) Days after Seller receives Buyer's written report, the parties shall meet and undertake to agree on the final post-Closing adjustments. If the parties fail to agree on the final post-Closing adjustments within such fifteen (15) Day period, the disputed items shall be resolved by submitting the same to Ernst & Young LLP (the "Accounting Referee"). The Accounting Referee shall resolve the dispute(s) regarding the post-Closing adjustments within thirty (30) Days after having the relevant materials submitted for review. The decision of the Accounting Referee shall be binding on and non-appealable by the parties. The fees and expenses associated with the Accounting Referee shall be borne equally by Buyer and Seller. The date upon which all amounts associated with the Final Accounting Settlement are agreed to by the parties, whether by decision of the Accounting Referee or otherwise, shall be herein called the "Final Settlement Date". Any amounts owed by either party to the other as a result of such post-Closing adjustments shall be paid within five (5) Business Days after the Final Settlement Date.

     6.6 Post-Final Accounting Settlement. Nothing in Section 6.5 is intended to limit either party's rights with respect to Purchase Price adjustments, refunds, revenue allocations, expense allocation or any other matters that cannot or have not been determined with finality. Any revenues received or costs and expenses paid by Buyer after the Final Accounting Settlement which are attributable to the ownership or operation of the Properties prior to the Effective Time, (or in the case of taxes which are based on or measured by production, attributable to production prior to the Effective Time), and not assigned to Buyer, shall be billed or reimbursed, as appropriate, to Seller within thirty (30) Days after receipt by Buyer. Any revenues received or costs and expenses paid by Seller after the Final Accounting Settlement which are attributable to the ownership or operation of the Properties after the Effective Time, (or, in the case of taxes which are based on or measured by production, attributable to production after the Effective Time) and not reserved by Seller, shall be billed or reimbursed, as appropriate, to Buyer within thirty (30) Days after receipt by Seller.

                  ARTICLE 7.  LOSS, CASUALTY AND CONDEMNATION
                  -------------------------------------------

     7.1 Notice of Loss. From the date hereof until Closing, Seller shall promptly notify Buyer of any loss or damage to the Properties, or any part thereof, known to Seller exceeding Fifty Thousand and No/100 United States Dollars (US $50,000) net to Seller's interest.

     7.2 Casualty and Condemnation. If, prior to Closing, a substantial part of the Properties shall: (a) be destroyed by a Casualty Loss, or (b) be taken in condemnation or if proceedings for such purposes shall be pending; then Seller and Buyer shall attempt to mutually agree on a reduction in the Purchase Price reflecting the reduction in the value of the Properties affected by the Casualty Loss or taking. If Seller and Buyer are unable to mutually agree on such reduction, either party shall have the right, exercisable within ninety (90) Days after Closing, to initiate binding arbitration in accordance with Article
19.1. Seller shall retain any and all sums paid to Seller, unpaid awards, insurance proceeds or other payments associated with or attributable to such Casualty Loss or taking.

           ARTICLE 8. ALLOCATION OF RESPONSIBILITIES AND INDEMNITIES
           ---------------------------------------------------------

     8.1 Opportunity for Review. Each party represents that it has had an adequate opportunity to review the following indemnity and release provisions, including the opportunity to submit the same to legal counsel for review and comment. Based upon the foregoing representation, the parties agree to the provisions set forth below.

     8.2 Seller's Non-Environmental Indemnity Obligation. Seller shall, subject to the limitations set forth below, release Buyer from and shall fully protect, indemnify and defend Buyer, its officers, agents, employees and Affiliates ("Buyer Group") and hold them harmless from and against any and all Non-Environmental Claims, and any and all occurrences and conditions which would otherwise constitute Non-Environmental Claims but which are asserted by Seller, its officers, agents, employees and Affiliates ("Seller Group"), relating to, arising out of, or connected, directly or indirectly, with the ownership or operation of the Properties, or any part thereof, pertaining to the period of time prior to Closing, including without limitation, Non-Environmental Claims relating to: (a) injury or death of any person or persons whomsoever, (b) damages to or loss of any property or resources, (c) common law causes of action such as negligence, gross negligence, strict liability, nuisance or trespass, and/or (d) fault imposed by statute, rule, regulation or otherwise. The indemnity obligation and release provided herein shall apply regardless of cause or of any negligent acts or omissions of Buyer Group. Notwithstanding anything contained in this Agreement to the contrary, Seller shall have no obligation under this Agreement or otherwise to protect, indemnify, defend and hold harmless Buyer Group from and against any one or more of the following: (i) Non-Environmental Claims for which Buyer has not provided Seller with written notice of such Non-Environmental Claim in accordance with Article 8.10 within two (2) years after Closing (it being acknowledged and agreed that Buyer shall be solely responsible for any and all Non-Environmental Claims not raised within such two (2) year period, (except as expressly set forth below), and (ii) Non-Environmental Claims up to $10,000,000 (it being acknowledged and agreed that Buyer shall be solely responsible for any and all Non-Environmental Claims up to $10,000,000 except as expressly set forth below); provided, however, there shall be no monetary threshold or deductible requirement, and the time period within which notice must be given shall be six (6) years from Closing for (i) any Claims with respect to the proper payment of royalty amounts due (other than errors in payment due to clerical errors, or title or division order mistakes or variances), including, without limitation, any Claims relating to posted pricing and sales to, or processing or similar agreements with, Seller's Affiliates, and
(ii) any Claims by any person who is or was an employee of Seller, the basis of which Claim is Seller's hiring, retention, labor or benefits, actions, policies, or procedures, relating to the period of such person's employment with Seller. Further, there shall be no time limit and no monetary threshold or deductible for any litigation, arbitration, mediation or other existing action or proceeding or Claims required to be disclosed pursuant to Section 10.6.

    8.3 Seller's Environmental Indemnity Obligation. Seller shall, subject to the limitations set forth below, release Buyer from and shall fully protect, indemnify and defend Buyer Group and hold them harmless from and against any and all Environmental Claims, and any and all occurrences and conditions which would otherwise constitute Environmental Claims but which are asserted by Seller Group, relating to, arising out of, or connected, directly or indirectly, with the ownership or operation of the Properties, or any part thereof, pertaining to the period of time prior to Closing, including without limitation, Environmental Claims relating to: (a) injury or death of any person or persons whomsoever, (b) damages to or loss of any property or resources, (c) pollution, environmental damage or violation of Environmental Laws, (d) common law causes of action such as negligence, gross negligence, strict liability, nuisance or trespass, and/or
(e) fault imposed by statute, rule, regulation or otherwise. The indemnity obligation and release provided herein shall apply regardless of cause or of any negligent acts or omissions of Buyer Group. Notwithstanding anything contained in this Agreement to the contrary, Seller shall have no obligation under this Agreement or otherwise to protect, indemnify, defend and hold harmless Buyer Group from and against any one or more of the following: (i) Environmental Claims for which Buyer has not provided Seller with written notice of said Environmental Claim in accordance with Article 8.10 within twelve (12) months after Closing (it being acknowledged and agreed that Buyer shall be solely responsible for any and all Environmental Claims not raised within such twelve month period, except as expressly provided below),
(ii) Environmental Claims up to $10,000,000 (it being acknowledged and agreed that Buyer shall be solely responsible for any and all Environmental Claims up to $10,000,000), or (iii) Environmental Claims greater than $166,500,000.00 (it being acknowledged and agreed that Buyer shall be solely responsible for any and all Environmental Claims greater than $166,500,000.00. Further, there shall be no time limit and no monetary threshold, deductible or cap for any litigation, arbitration, mediation or other existing action or proceeding or Claims required to be disclosed pursuant to Article 10.6.

    8.4 Buyer's Non-Environmental Indemnity Obligation. Buyer shall release Seller from and shall fully protect, indemnify and defend Seller Group and hold them harmless from and against any and all Non-Environmental Claims, and any and all occurrences and conditions which would otherwise constitute Non-Environmental Claims but which are asserted by Buyer Group, relating to, arising out of, or connected, directly or indirectly, with the ownership or operation of the Properties, or any part thereof, pertaining to the period of time prior to Closing, no matter when asserted, for which Seller's indemnity obligation has ceased, terminated (in accordance with Article 8.2 or otherwise) or did not exist, and from and against any and all Non-Environmental Claims relating to, arising out of, or connected, directly or indirectly, with the ownership or operation of the Properties, or any part thereof, pertaining to the period of time at and after Closing, no matter when asserted; including without limitation, Non-Environmental Claims relating to: (a) injury or death of any person or persons whomsoever, (b) damages to or loss of any property or resources, (c) common law causes of action such as negligence, gross negligence, strict liability, nuisance or trespass, and/or (d) fault imposed by statute, rule, regulation or otherwise. The indemnity obligation and release provided herein shall apply regardless of cause or of any negligent acts or omissions of Seller Group.


    8.5 Buyer's Environmental Indemnity Obligation. Buyer shall release Seller from and shall fully protect, indemnify and defend Seller Group and hold them harmless from and against any and all Environmental Claims, and any and all occurrences and conditions which would otherwise constitute Environmental Claims but which are asserted by Buyer Group, relating to, arising out of, or connected, directly or indirectly, with the ownership or operation of the Properties, or any part thereof (but not disposal off the Properties), pertaining to the period of time prior to Closing, no matter when asserted, for which Seller's indemnity obligation has ceased, terminated (in accordance with Article 8.3 or otherwise) or did not exist, and from and against any and all Environmental Claims relating to, arising out of, or connected, directly or indirectly, with the ownership or operation of the Properties, or any part thereof, pertaining to the period of time at and after Closing, no matter when asserted; including without limitation, Environmental Claims relating to: (a) injury or death of any person or persons whomsoever, (b) damage to or loss of any property or resource, (c) pollution, environmental damage or violation of Environmental Laws, (d) common law causes of action such as negligence, gross negligence, strict liability, nuisance or trespass, and/or (e) fault imposed by statute, rule, regulation or otherwise. The indemnity obligation and release provided herein shall apply regardless of cause or of any negligent acts or omissions of Seller Group.

     8.6 Legal Claims and Defenses. Each indemnifying party shall be deemed to be entitled to all of the indemnified party's legal claims and defenses that relate to any claim for which the indemnifying party provides indemnification under Articles 8.2, 8.3, 8.4 or 8.5 with respect to any liability the respective parties assume thereunder.



     8.7 Asbestos and NORM. Buyer acknowledges that the Properties may currently or have in the past contained asbestos or NORM and that special procedures may be required for the assessment, remediation, removal, transportation or disposal of such asbestos and NORM. Notwithstanding anything contained in this Agreement to the contrary (including without limitation Articles 5.2, 8.2 or 8.3), Buyer agrees to accept full responsibility for and shall pay all costs and expenses associated with the assessment, remediation, removal, transportation and disposal of the asbestos or NORM associated with the Properties, and shall not be entitled to claim the fact the assessment, remediation, removal, transportation or disposal of the asbestos or NORM is not complete or that additional cost will be required to complete the assessment, remediation, removal, transportation or disposal of the asbestos or NORM as an Alleged Title Defect, Alleged Adverse Condition, breach of Seller's representations and warranties or breach of Seller's indemnity obligation under this Agreement, and Buyer (on behalf of itself, its officers, agents, employees, Affiliates, successors and assigns) irrevocably waives such claims. In conducting the duties and obligations contained in this Article, Buyer shall comply with the applicable Laws.

    8.8 Buyer's Assumption of Obligations. Buyer agrees to assume and shall shall timely perform and discharge all duties and obligations of Seller associated with the Properties (including without limitation any contractual obligations excepting obligations assumed by Seller relating to the Transition Agreement) assumed by Seller relating to the period of time at and after Closing, and Seller shall incur no liability for Buyer's failure to properly perform or discharge any such duties and obligations. Notwithstanding anything contained in this Agreement to the contrary (including without limitation Articles 5.2, 8.2 or 8.3), Buyer agrees to accept full responsibility for and shall pay all costs and expenses associated with the plugging and abandonment of the wells and facilities included in the Properties, and shall not be entitled to claim the fact that plugging and abandonment operations are not complete or that additional cost will be required to complete the plugging and abandonment operations as an Alleged Title Defect, Alleged Adverse Condition, breach of Seller's representations and warranties or breach of Seller's indemnity obligation under this Agreement, and Buyer (on behalf of itself, its officers, agents, employees, Affiliates, successors and assigns) irrevocably waives such claims. In conducting the duties and obligations contained in this Article, Buyer shall comply with the applicable Laws.

    8.9 Process Safety Management. Buyer acknowledges that Process Safety Management of Highly Hazardous Chemicals; Explosives and Blasting Agents (i.e., 29 CFR 1910) (collectively "Process Safety Management") associated with the Properties is an ongoing process. Notwithstanding anything contained in this Agreement to the contrary (including without limitation Articles 5.2, 8.2 or 8.3), Buyer agrees to accept full responsibility for and shall pay all costs and expenses associated with the Process Safety Management process (including without limitation the identification, evaluation and remediation), and shall not be entitled to claim the fact that Process Safety Management is not complete or that additional cost will be required to comply with or complete the Process Safety Management process as an Alleged Title Defect, Alleged Adverse Condition, breach of Seller's representations and warranties or breach of Seller's indemnity obligation under this Agreement, and Buyer (on behalf of itself, its officers, agents, employees, Affiliates, successors and assigns) irrevocably waives such claims. In conducting the duties and obligations contained in this Article, Buyer shall comply with the applicable Laws.

    8.10 Notice of Claims. If a Claim is asserted against a party for which the other party may have an obligation of indemnity, it shall be a condition precedent to the indemnifying party's obligations under this Article 8 that the indemnified party give the indemnifying party written notice of such Claim setting forth full particulars of the Claim (including a copy of the written Claim, if any) as then known by the indemnified party. The indemnified party shall make a good faith effort to notify the indemnifying party within one (1) month of receipt of a Claim and shall in all events effect notice within such time as will allow the indemnifying party a reasonable period of time in which to evaluate and timely respond to said Claim. The notice of Claim provided hereunder is referred to as a "Claim Notice."

    8.11 Defense of Claims. Upon receipt of a Claim Notice, the indemnifying party may assume the defense of said Claim with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. The indemnified party shall cooperate in all reasonable respects in such defense.
If any Claim involves a fact pattern wherein Buyer may have an obligation to indemnify Seller and Seller may have an obligation to indemnify Buyer, each party shall have the right to assume the defense of and hire counsel for that portion of the Claim for which it may have an obligation of indemnity. In all instances, the indemnified party shall have the right to employ separate counsel and to participate in the defense of any Claim; provided however, the fees and expenses of counsel employed by the indemnified party shall be borne solely by the indemnified party. If the indemnifying party does not notify the indemnified party within the earlier to occur of: (a) five (5) Business Days before the time a response is due in any litigation matter, or (b) sixty (60) Days after receipt of the Claim Notice, that the indemnifying party elects to undertake the defense of a Claim, the indemnified party shall have the right to defend, at the expense of the indemnifying party, the Claim with counsel of the indemnified party's choosing, subject to the right of the indemnifying party to assume the defense of the Claim at any time prior to settlement or final determination thereof. In such event, the indemnified party shall promptly send a written notice to the indemnifying party of any proposed settlement of a Claim, which settlement the indemnifying party may accept or reject, in its reasonable judgment, within thirty (30) days of receipt of such notice, unless the settlement offer is limited to a shorter period of time in which case the indemnifying party shall have such shorter period of time in which to accept or reject the proposed settlement. Failure of the indemnifying party to accept or reject such settlement within the applicable period of time shall be deemed to be its rejection of such settlement. Notwithstanding the foregoing, the indemnified party may settle any matter over the objection of the indemnifying party, but in so doing the indemnified party shall be deemed to have waived any right to indemnity therefor as to (and only as to) liabilities with respect to which the indemnifying party has acknowledged in writing its indemnity obligation.

    8.12 Waiver of Certain Damages. Each of the parties hereby waives and agrees not to seek indirect, consequential, punitive or exemplary damages of any kind with respect to any Claim or dispute arising out of or relating to this Agreement or breach hereof. This provision shall not diminish or affect in any way the parties' rights and obligations under any indemnities provided for in this Agreement.

    8.13 Limitation on Indemnities. In no event shall an indemnifying party have any obligation of indemnification to the indemnified party, if the Claim for which indemnity is sought was caused by the gross negligence, willful misconduct, reckless conduct, fraud, misrepresentation, or criminal violation, of the indemnified party or its officers, directors, employees, agents, Affiliates, successors and assigns, nor shall any indemnity provisions in this Agreement apply to or be deemed to apply to matters affecting properties (real, personal or mixed) and appurtenant rights (contractual or otherwise) other than those which are covered by this Agreement or to matters disclosed on Exhibit "G" hereto which have been disclosed and excluded from these Indemnities.

                  ARTICLE 9.  SPECIAL WARRANTY AND DISCLAIMERS
                  --------------------------------------------

    9.1 Special Warranty of Title. Seller shall warrant title to and forever defend title to the Properties conveyed to Buyer against every person whomsoever lawfully claiming title to the Properties, or any part thereof by, through or under Seller, but not otherwise.

    9.2 Disclaimer - Representations and Warranties. Buyer acknowledges and agrees that the Properties are being transferred, assigned and conveyed from Seller to Buyer "AS-IS, WHERE-IS", and with all faults in their present condition and state of repair, without recourse. Except as expressly set forth in Article 10 below, Seller hereby expressly disclaims any and all representations and warranties concerning the Properties, express, statutory, implied or otherwise, including without limitation: (a) any warranty of title (except for the special warranty of title set forth in Article 9.1), (b) the existence of any and all prospects, (c) the geographic, geologic or geophysical characteristics associated with any and all prospects, (d) the existence, quality, quantity or recoverability of hydrocarbon reserves associated with the Properties, (e) the costs, expenses, revenues or receipts associated with the Properties, (f) the contractual, economic or financial data associated with the Properties, (g) the continued financial viability or productivity of the Properties, (h) the environmental or physical condition of the Properties, (i) the federal, state, local or tribal income or other tax consequences associated with the Properties, or the agreements to which the Properties are subject, (j) the absence of patent or latent defects, (k) safety, (l) state of repair, (m) merchantability, and (n) fitness for a particular purpose; and Buyer (on behalf of itself, its officers, agents, employees, Affiliates, successors and assigns) irrevocably waives such claims.

    9.3 Disclaimer - Statements and Information. Seller expressly disclaims any and all liability and responsibility for and associated with the quality, accuracy, completeness or materiality of the data, information and materials furnished (electronically, orally, by video, in writing or any other medium) at any time to Buyer, its officers, agents, employees or Affiliates in connection with the transaction contemplated herein, including without limitation: (a) the existence of any and all prospects, (b) the geographic, geologic or geophysical characteristics associated with any and all prospects, (c) the existence, quality, quantity or recoverability of hydrocarbon reserves associated with the Properties, (d) the costs, expenses, revenues or receipts associated with the Properties, (e) the contractual, economic or financial data associated with the Properties, (f) the continued financial viability or productivity of the Properties, (g) the environmental or physical condition of the Properties, and (h) the federal, state, local or tribal income or other tax consequences associated with the Properties, or the agreements to which the Properties are subject; and Buyer (on behalf of itself, its officers, agents, employees, Affiliates, successors and assigns) irrevocably waives such claims. However, the provision of this Article
9.3 shall not be deemed to waive the obligations of Seller as set forth in
Article 8 or Seller's Representations and Warranties in Article 10.

              ARTICLE 10.  SELLER'S REPRESENTATIONS AND WARRANTIES
              ----------------------------------------------------

    Seller represents and warrants to Buyer that, to the best of Seller's knowledge, on the date hereof and as of Closing:

    10.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own and lease the Properties. Seller is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the Properties are located.

    10.2 Corporate Authority; Authorization of Agreement. Seller has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated herein and to perform all of the terms and conditions to be performed by it as provided for in this Agreement. The execution and delivery of this Agreement by Seller, the performance by Seller of all of the terms and conditions to be performed by it and the consummation of the transactions contemplated herein have been duly authorized and approved by all necessary corporate action. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors' rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity). For purposes of this Article 10.2 only, the term "Agreement" shall also be deemed to include the documents executed by the parties at Closing (including such documents that are Exhibits to this Agreement).

    10.3 No Violations. Assuming expiration or termination of the applicable waiting period under the HSR Act, if applicable, the execution and delivery of this Agreement by Seller does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated herein, will not:

         10.3.1 Conflict with or require the consent of any person or entity under any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Seller;

         10.3.2 Violate any provision of, or require any filing, consent or approval under any Law applicable to or binding upon Seller (assuming receipt of all consents and approvals of governmental entities or tribal authorities customarily obtained subsequent to the transfers of title);

         10.3.3 Conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under: (i) any mortgage, indenture, loan, credit agreement or other agreement, evidencing indebtedness for borrowed money to which Seller is a party or by which Seller is bound, or (ii) any order, judgment or decree of any governmental entity or tribal authority; or

         10.3.4 Result in the creation or imposition of any lien or encumbrance upon the Properties.

    10.4 Absence of Certain Changes. Between the date of execution of this Agreement and Closing, there has not been without Buyer's prior written consent:

         10.4.1 A waiver of any right of material value relating to the Properties, other than in the ordinary course of business;

         10.4.2 A sale, lease or other disposition of the Properties, other than in the ordinary course of business;

         10.4.3 A mortgage, pledge or grant of a lien or security interest in any of the Properties; or

         10.4.4  A contract or commitment to do any of the foregoing.

     10.5 Operating Costs. All costs incurred in connection with the operation of the Properties have been fully paid and discharged by Seller, except normal expenses incurred in operating the Properties within the previous sixty (60) Days or as to which Seller has not yet been billed.

     10.6 Litigation. Except as set forth in Exhibit "G" or disclosed prior to Closing, there is no action, suit or proceeding pending, or to the best knowledge of the management team of Seller's Fort Lupton Operations Center, ("Management"), threatened against Seller which would have a material adverse effect on the value or ownership or operation of the Properties or that would prevent the consummation of the transaction contemplated by this Agreement.

Nor to the best of Seller's Management's knowledge has there been any occurrence that would be likely to give rise to a Claim that would have a material adverse effect on the value, or ownership or operation of the Properties or that could give rise to a material Claim against Seller for which Buyer could be liable under Article 8.4 or 8.5. Seller shall retain responsibility for the claims, disputes, and litigation matters referenced in Exhibit "G" or that are disclosed prior to Closing to the extent the underlying Claims relate to the period of time prior to Closing. Buyer shall be solely responsible for such matters to the extent the underlying Claims relate to: (a) the Properties, and (b) the period of time subsequent to Closing. Seller shall keep Buyer informed with respect to and shall consult with and allow reasonable participation of Buyer in litigation for which Seller retains responsibility and that affect the Properties, with respect to future ownership and operation of the Properties.

    10.7 Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or threatened against Seller.

    10.8 Removal. Except in the ordinary course of operating the Properties in a manner consistent with Seller's prior operations, no significant equipment, material or inventory will be removed from the Properties or exchanged for equipment or inventory of lesser value from the date of execution of this Agreement until Closing without the consent of Buyer, excluding the assets set forth on Exhibit "F".

               ARTICLE 11. BUYER'S REPRESENTATIONS AND WARRANTIES
               --------------------------------------------------

    Buyer represents and warrants to Seller that, to the best of Buyer's knowledge, on the date hereof and as of Closing:

    11.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own and lease the Properties. Buyer is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the Properties are located.

    11.2 Corporate Authority; Authorization of Agreement. Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated herein and to perform all the terms and conditions to be performed by it as provided for in this Agreement. The execution and delivery of this Agreement by Buyer, the performance by Buyer of all the terms and conditions to be performed by it and the consummation of the transactions contemplated herein have been duly authorized and approved by all necessary corporate action. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other

Laws relating to or affecting the enforcement of creditors' rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

    11.3 No Violations. Assuming expiration or termination of the applicable waiting period under the HSR Act, if applicable, the execution and delivery of this Agreement by Buyer does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated herein, will not:

         11.3.1 Conflict with or require the consent of any person or entity under any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Buyer;

         11.3.2 Violate any provision of, or require any filing, consent or approval under any Law applicable to or binding upon Buyer; or

         11.3.3 Conflict with, result in a breach of, constitute a default under or constitute an event that with notice or lapse of time, or both, would constitute a default under, accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under: (i) any mortgage, indenture, loan, credit agreement or other agreement evidencing indebtedness for borrowed money to which Buyer is a party or by which Buyer is bound, or (ii) any order, judgment or decree of any governmental entity or tribal authority.

    11.4 SEC Disclosure. Buyer is acquiring the Properties for its own account for use in its trade or business, and not with a view toward or for sale in connection with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended.

    11.5 Independent Evaluation. Buyer represents that it is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transaction contemplated herein, Buyer represents that: (a) it has relied solely on its own independent investigation and evaluation of the Properties, and (b) it has satisfied itself as to the physical and environmental condition of the Properties.

    11.6 Buyer's Reliance. Buyer acknowledges and agrees that it is entitled to rely only on the express representations and warranties set forth in this Agreement.

              ARTICLE 12. ADDITIONAL COVENANTS AND CONSIDERATIONS
              ---------------------------------------------------

    12.1 Subsequent Operations. Seller makes no representations or warranties to Buyer as to the transferability or assignability of operatorship of the Properties. Buyer acknowledges that the rights and obligations associated with operatorship of the Properties are governed by the applicable agreement(s) and that operatorship of the Properties will be decided in accordance with the terms of said agreement(s). Within ten (10) Days after Closing, Seller shall send out notices, where applicable, advising working interest owners of the Properties it operates that it has transferred its interests in the Properties to Buyer. Within fifteen (15) Days after Closing, Buyer shall send out ballots, where applicable, associated with the selection of a successor operator of the Properties. Seller shall have no obligation under this Agreement or otherwise to send out notices balloting for the selection of a successor operator.

    12.2 Transition Agreement. At Closing, Buyer and Seller shall execute the applicable Transition Agreements.

    12.3 License Agreement(s). At Closing, Buyer and Seller shall execute the License Agreement - SAMS, covering certain proprietary technology of Seller, including the "SAMS" automation system. If requested by Seller, Buyer shall execute and deliver to Seller a License Agreement - Seismic in a mutually agreed form, granting to Seller, at no cost to Seller, a right and license to use the seismic data, or any portion thereof, conveyed to Buyer under the terms of this Agreement.

    12.4  Crude Call.

    12.4.1 Seller reserves the continuing right and option (but shall not have the obligation) to purchase on the terms set forth herein all or part of the oil and/or other liquid hydrocarbons, including but not limited to, condensate, distillate, and other liquids recovered from the well stream by normal lease separation methods (the "Oil") produced and saved from any of the Properties identified on Exhibit "A" (excluding Oil used for ordinary leasehold operations thereon.)

    12.4.2 Seller herein elects to purchase the Oil from the Properties, to be effective as of the Closing Date. Seller's obligation to purchase the Oil under the above election shall continue for a period of thirty (30) Days, and unless terminated by Seller by giving Buyer at least thirty (30) Days prior written notice of Seller's intent to discontinue such purchases, shall continue on a month to month basis thereafter.

    12.4.3. If Seller notifies Buyer that Seller elects to discontinue purchases of the Oil in accordance with Article 12.4.2, at the end of the thirty (30) Day notice period, Buyer shall be free for a period not to exceed six (6) months to market the Oil to Third Parties; provided however, at the end of the six (6) month period Seller shall have the right to recommence purchasing the Oil by providing Buyer at least thirty (30) Days written notice prior to the end of the six (6) month period of Seller's intent to recommence purchasing the Oil. In the event Seller does not elect to recommence purchasing the Oil, then Buyer shall be free to market the Oil to Third Parties for an additional six (6) month period. Seller's right to elect to purchase and/or discontinue purchase of the Oil shall be an ongoing and reoccurring right during the duration of the crude call. During the period of time Seller is not purchasing the Oil under the terms of this Article 12, Seller shall have no obligation to purchase or furnish a market for all or any part of the Oil associated with Properties.

    12.4.4. During the period of time Seller elects to purchase the Oil under the terms of this Article 12, subject to the Ceiling and Floor Pricing Limitations set forth below in Article 12.4.5, Seller shall pay Buyer the Amoco Eastern Colorado Sweet Posting plus $0.80 per barrel of Oil produced and saved. Buyer's Oil shall be deemed to be 53 degree API gravity Oil.

    12.4.5  Ceiling and Floor Pricing Limitations

Notwithstanding the above, in no event shall the price paid by Seller to Buyer for the Oil be greater than the Wattenberg Sweet Ceiling Price or less than the Wattenberg Sweet Floor Price, as defined below:

    a. The Wattenberg Sweet Ceiling Price will be Platt's Wyoming Sweet Monthly Average, Calendar Month Price, Including Weekends and Holidays minus $0.50 per barrel. If in any month of delivery, the average monthly calculated price exceeds the Wattenberg Sweet Ceiling Price, then the price paid for all production produced by Buyer and purchased by Seller for the month of delivery shall be the Wattenberg Sweet Ceiling Price.

    b. The Wattenberg Sweet Floor will be Platt's Wyoming Sweet Monthly Average, Calendar Month Price, Including Weekends and Holidays minus $1.50 per barrel.
If in any month of delivery, the average monthly calculated price falls below the Wattenberg Sweet Floor Price, then the price paid for all the production produced by Buyer and purchased by Seller for the month of delivery shall be the Wattenberg Sweet Floor Price.

    12.4.6 In the event one of the indexes referenced above is discontinued, the parties shall meet and attempt to mutually agree on a replacement which is similar to the discontinued index. If the parties are unable to agree on the replacement index the same shall be submitted to binding arbitration in accordance with Article 18.

    12.4.7 Seller's rights under this Article 12 shall not terminate, and shall be for the life of the Properties, so long as they are producing Oil and condensate.

    12.4.8 Notwithstanding anything contained in this Agreement to the contrary, Seller reserves the right to assign the rights and obligations arising under this Article 12 to an Affiliate of Seller. If Seller elects to assign the rights and obligation under this Article 12 to an Affiliate of Seller, then Seller shall provide Buyer with a mutually agreeable corporate guarantee wherein Seller guarantees the performance of Seller's Affiliate under the terms of this
Article 12. Notwithstanding anything contained in this Agreement to the contrary, after the termination of the Transition Agreement, Seller shall have no obligation to provide accounting services associated with the crude call retained herein. Any and all notifications to Seller associated with this crude call provision shall be directed to Amoco Oil Company, Crude Supply and Logistics, P.O. Box 800, Denver, Colorado 80202.

    12.5 Natural Gas Processing Agreement. Prior to Closing, Seller shall amend Article 8.2 of the Gas Processing Agreement dated August 1, 1997 between Amoco Production Company (as producer) and Amoco Production Company (in its capacity as operator of the Wattenberg Gas Processing Plant) to provide an option to Seller, as operator of the Wattenberg Plant, which may be exercised each year on or before April 30, and which shall be effective for the immediately following calendar year from June 1 through May 31 to (a) replace shrinkage gas with equivalent BTU's of gas of like kind and quality, at Seller's election (i) into PSCO's distribution system or (ii) into Colorado Interstate Gas Co's DJ Basin system or (b) to pay for shrinkage at Colorado Interstate Gas Co.-Rocky Mountains as reported in the first issue of Inside F.E.R.C's Gas Market Report under the "Prices of Spot Gas Delivered to Pipelines table for the applicable month, plus $0.15/MMBTU for such shrinkage gas. In addition, the amendment will provide that in the event Seller's Wattenberg Plant is unable in any month to process all of Buyer's gas dedicated under the Gas Processing Agreement in that month due to capacity constraints, Seller will temporarily release the gas attributable to the excess capacity from the Gas Processing Agreement for the next month. Further, the amendment will provide that Buyer shall provide Seller, as operator of the Wattenberg Plant, on a periodic, timely basis, at least once per year, with development plans and other pertinent information to apprise Seller of Buyer's plans with respect to future production and capacity needs.

    12.6 Rights-Of -Way and Surface Leases. Buyer herein grants to Seller (and its Affiliates) non-exclusive cost-free right(s)-of-way and surface lease(s) on, over and through the Properties (including but not limited to, pipeline, utility, and road usage rights-of-way, facility surface leases and all necessary rights of ingress and egress), necessary to allow Seller (and its Affiliates) to continue to conduct operations on or across the Properties in connection with properties and assets not being conveyed herein, which were being conducted by Seller (and its Affiliates) prior to Closing. Buyer agrees to execute any and all instruments deemed necessary by Seller (or its Affiliate) to further delineate the rights granted herein.

     12.7  Conduct of Business.

          12.7.1 Waiver of Claims. From the date hereof until Closing, Seller shall not and will not agree to cancel any debts or waive any claims or rights of value, except for fair and equivalent value in the ordinary course of business and consistent with past practice.

          12.7.2 Operations. From the date hereof until Closing, Seller shall keep and maintain the Properties in full force and effect except abandonments consistent with prudent operation and shall perform and shall comply with the material covenants and conditions contained in the oil and gas leases and the material agreements included in or affecting the Properties.

          From the date hereof until Closing, Seller shall promptly inform
     Buyer of all requests by third parties for commitments to expend funds for capital expenditures with respect to the Properties in excess of $50,000 (net to Seller) for any single operation. From the date hereof until Closing, without the prior written consent of Buyer, Seller shall not (i) commit to or incur any capital expenditures in excess of $50,000 (net to Seller's interest) with respect to any part of the Properties; (ii) make any material non-consent elections with respect to operations affecting the Properties involving a proposal expected to cost in excess of $50,000 (net to Seller's interest); (iii) except in accordance with prudent operations or previous contractual requirements, abandon any well or release or abandon all or any material portion of any of the leases, or modify or terminate any of the material agreements; (iv) agree to any renegotiated price, take or other terms under existing gas purchase agreements extending more than thirty (30) Days beyond the Closing; (v) agree to any credit or prepayment arrangement that would reduce the share of gas to which Seller would be entitled with respect to the Properties following the execution date of this Agreement; or (vi) enter into any agreement or instrument for the sale, treatment, or transportation of production from the Properties (except for such agreements terminable on no more than thirty (30) Days notice).

          From the date hereof until Closing, Seller shall use reasonable efforts to keep Buyer currently and completely informed as to all material developments affecting or potentially affecting the Properties. Seller and Buyer shall develop a mutually agreeable procedure for Buyer's representatives to have access to Seller's operations in order to remain informed about the status of the Properties.

          Notwithstanding the foregoing, Seller may take any action it believes in good faith and in accordance with prudent operations to be advisable to protect persons and property or to prevent the loss of a valuable right, interest or opportunity, and shall give notice to Buyer as soon as possible that Seller intends to or has taken such action.

          12.7.3 Access.

          12.7.3.1. Historical Financial and Operating Data. Between execution of this Agreement and Closing, Seller shall furnish Buyer with such unaudited historical financial and operating data and other information with respect to the Properties as Buyer shall reasonably request, including without limitation, historical data and information requested by Buyer or any of its Affiliates in connection with the preparation of any financial statements, reports or other documents (including exhibits thereto) to be filed with or provided to the Securities and Exchange Commission, any state securities commission, any other applicable governmental authorities or an applicable securities exchange.

          12.7.3.2. From the Closing until the delivery of the Records and completion of the transition pursuant to the Transition Agreement, Seller shall afford to Buyer and its authorized representatives reasonable access, during normal business hours, to the Properties operated by Seller and the Records; provided, however, that with respect to properties not operated by Seller, Seller will use its reasonable efforts to obtain from the operator such access as Buyer requests and provided that access to such properties and/or Records to be licensed to Buyer pursuant to the License Agreement shall be in accordance with the provisions thereof. Seller shall furnish to Buyer such existing financial and operating data and other information relating to the Properties as it may reasonably request, except to the extent that such access and disclosure would violate the terms of any agreement to which Seller or any of its Affiliates is bound or any applicable law or regulation. Seller may also restrict access to Records to the extent providing access to Buyer would destroy Seller's attorney-client or work product privilege as to such Records. Except as limited in the foregoing sentence, Seller will during the term of the Transition Agreement furnish Buyer with such additional historical financial and operating data and other information as to the business and properties of Seller relating to or in connection with the Properties as Buyer shall from time to time reasonably request including copies of historical financial data for the Properties for the years 1995, 1996 and 1997 year to date information up to the date of Closing (including monthly and calendar quarter summaries within those periods) including but not limited to, lease operating statements and lease operating costs reports (detailed by property with related summaries), and shall allow Buyer's employees and representatives reasonable access upon prior written notice to supporting records, invoices and other source documents insofar as required to complete necessary audits and due diligence procedures, and shall reasonably cooperate with Buyer to enable Buyer to complete audits and due diligence on a timely basis, provided, however, that Seller shall provide only such data as it has in its possession and shall not be obligated to generate such data in any particular form or format. Seller shall permit or, in case of any third-party operated wells, use its reasonable efforts to cause the operator thereof to permit Buyer's authorized representatives to consult with agents and employees of Seller and/or third-party operator with respect to the Properties during reasonable business hours and to conduct, at Buyer's sole risk and expense, on-site inspections, tests and inventories of the Properties. Buyer is not authorized to investigate any matter with any governmental agency having jurisdiction over any aspect of Seller's business or operations without Seller's prior written consent, which shall not be unreasonably denied.
     The confidentiality of any data or information so accessed by Buyer shall be maintained by Buyer and its representatives in accordance with the Confidentiality Agreement.

                                   ARTICLE 13
                                   ----------

                               PROPERTY EXCHANGE
                               -----------------

     13.1 Property Exchange. Seller and Buyer agree that it may be beneficial to structure a portion of the transaction contained in this Agreement as a like-kind exchange of properties under Section 1031 of the Internal Revenue Code of 1986, as amended. Accordingly, under the terms and conditions set forth in this Agreement (as modified, clarified or limited in this Article 13): (a) Seller agrees to assign and convey to Buyer at Closing, all of Seller's right, title and interests in and to the Amoco Exchange Properties (as hereinafter defined), effective as of the Effective Time, and Buyer agrees to accept the Amoco Exchange Properties at Closing, effective as of the Effective Time, and (b) Buyer agrees to assign and convey to Seller at Closing, all of Buyer's right, title and interests in and to the HS Exchange Properties (as hereinafter defined), effective as of the Effective Time, and Seller agrees to accept the HS Exchange Properties at Closing, effective as of the Effective Time. Seller and Buyer agree that the aggregate fair market values of the real property portions of the HS Exchange Properties and Amoco Exchange Properties are equal, and that the aggregate fair market values of the personal property portions of the HS Exchange Properties and Amoco Exchange Properties are equal.

     13.2 HS Exchange Properties. For the purpose of this Article 13, the term "HS Exchange Properties" shall mean Buyer's ownership interests in the properties (real, personal or mixed) and appurtenant rights (contractual or otherwise) as follows:

          13.2.1 All of Buyer's right, title and interests in, to and under, or derived from, the oil and gas leasehold interests, royalty interests, overriding royalty interests, mineral interests, production payments, net profits interests and surface interests which are attributable to the interests described in Exhibit "B" and all rights (contractual or otherwise) that are appurtenant to such interests;

          13.2.2 All of Buyer's right, title and interests in, to and under, or derived from, all of the presently existing and valid unitization, communitization and pooling declarations, orders, and agreements
     (including all units formed by voluntary agreement and those formed under the rules, regulations, orders or other official acts of any governmental entity or tribal authority having appropriate jurisdiction) to the extent they relate to any of the interests which are described in Exhibit "B", or the production of oil, gas or other hydrocarbon and non-hydrocarbon substances attributable thereto;

          13.2.3 All of Buyer's right, title and interests in, to and under, or derived from, all of the presently existing and valid oil sales contracts, casinghead gas sales contracts, gas sales contracts, processing contracts, gathering contracts, transportation contracts, easements, rights-of-way, servitudes, surface leases, subsurface leases, permits, licenses, farm-out contracts, farm-in contracts, balancing contracts, suspense funds, operating agreements, areas of mutual interest, and other contracts, agreements and instruments to the extent they relate to any of the interests which are described in Exhibit "B", or the production of oil, gas or other hydrocarbon and non-hydrocarbon substances attributable thereto; and

          13.2.4 All of Buyer's right, title and interests in, to and under, or derived from, the personal property, improvements, fixtures, wells (whether producing, plugged and abandoned, shut-in, injection, disposal or water supply), tanks, boilers, buildings, machinery, equipment, pipelines, utility lines, power lines, telephone lines, roads and other appurtenances, to the extent the same are situated upon and used or held for use by Seller in connection with the ownership, operation, development, maintenance or repair of the interests which are described in Exhibit "B", or the production of oil, gas or other hydrocarbon and non-hydrocarbon substances attributable thereto;

          13.2.5 All of Buyer's right, title and interests in, to and under, or derived from, the seismic, geologic or geophysical information and data to the extent the same relates to any of the interests which are described in Exhibit "B", or the production of oil, gas or hydrocarbon and non-hydrocarbon substances attributable thereto; and

     BUYER EXCEPTS, RESERVES AND RETAINS, unto itself, its Affiliates, successors and assigns from the HS Exchange Properties the following properties (real, personal or mixed) and appurtenant rights (contractual or otherwise):

    (a) Any and all seismic, geologic or geophysical information and data that are: (i) interpretive in nature, (ii) covered by an obligation of non-disclosure, (iii) covered by an obligation of confidentiality, (iv) covered by a prohibition against transfer (provided Buyer shall use its reasonable efforts to remove any restriction or transferring the information to Buyer), (v) covers (in whole or in part) retained assets of Buyer;

     (b) Any and all pipelines, equipment, facilities, permits, contracts, agreements, easements, rights-of-way, surface leases and subsurface leases owned by an Affiliate of Buyer;

     (c) Any and all records which consist of previous offers and economic analyses associated with the purchase, sale or exchange of the HS Exchange Properties, proprietary information, interpretive information, reserve data, internal communications, personnel information, tax information, information covered by a non-disclosure obligation and information covered by a legal privilege; and

     (d) A concurrent interest in, to and under, or derived from, the contracts, agreements, instruments, permits, easements, rights-of-way, servitudes, surface leases, subsurface leases and any other rights (contractual or otherwise) to the extent that they relate to or affect the interests not conveyed herein.

     13.3 Amoco Exchange Properties. For the purpose of this Article 13, the term "Amoco Exchange Properties" shall mean Seller's ownership interests in the properties (real, personal and mixed) and appurtenant rights (contractual or otherwise) as follows:

          13.3.1 All of Seller's right, title and interests in, to and under, or derived from, the oil and gas leasehold interests, royalty interests, overriding royalty interests, mineral interests, production payments, net profits interests and surface interests which are attributable to the interests which will be identified in accordance with Article 13.4 below, and all rights (contractual or otherwise) that are appurtenant to such interests;

          13.3.2 All of Seller's right, title and interests in, to and under, or derived from, all of the presently existing and valid unitization, communitization and pooling declarations, orders, and agreements
     (including all units formed by voluntary agreement and those formed under the rules, regulations, orders or other official acts of any governmental entity or tribal authority having appropriate jurisdiction) to the extent they relate to any of the interests which will be identified in accordance with Article 13.4 below, or the production of oil, gas or other hydrocarbon and non-hydrocarbon substances attributable thereto;

          13.3.3 All of Seller's right, title and interests in, to and under, or derived from, all of the presently existing and valid oil sales contracts, casinghead gas sales contracts, gas sales contracts, processing contracts, gathering contracts, transportation contracts, easements, rights-of-way, servitudes, surface leases, subsurface leases, permits, licenses, farm-out contracts, farm-in contracts, balancing contracts, suspense funds, operating agreements, areas of mutual interest, and other contracts, agreements and instruments to the extent they relate to any of the interests which will be identified in accordance with Article 13.4 below, or the production of oil, gas or other hydrocarbon and non-hydrocarbon substances attributable thereto;

          13.3.4 All of Seller's right, title and interests in, to and under, or derived from, the personal property, improvements, fixtures, wells (whether producing, plugged and abandoned, shut-in, injection, disposal or water supply), tanks, boilers, buildings, machinery, equipment, pipelines, utility lines, power lines, telephone lines, roads and other appurtenances, to the extent the same are situated upon and used or held for use by Seller in connection with the ownership, operation, development, maintenance or repair of the interests which will be identified in accordance with Article
     13.4 below, or the production of oil, gas or other hydrocarbon and non-hydrocarbon substances attributable thereto;

          13.3.5 All of Seller's right, title and interests in, to and under, or derived from, the seismic, geologic or geophysical information and data to the extent the same relates to any of the interests which will be identified in accordance with Article 13.4 below, or the production of oil, gas or hydrocarbon and non-hydrocarbon substances attributable thereto; and

     SELLER EXCEPTS, RESERVES AND RETAINS, unto itself, its Affiliates, successors and assigns from the Amoco Exchange Properties the following properties (real, personal or mixed) and appurtenant rights (contractual or otherwise):

    (a) Any and all seismic, geologic or geophysical information and data that are: (i) interpretive in nature, (ii) covered by an obligation of non-disclosure, (iii) covered by an obligation of confidentiality, (iv) covered by a prohibition against transfer (provided Seller shall use its reasonable efforts to remove any restriction on transferring the information to Buyer) (v) covers (in whole or in part) retained assets of Seller;

    (b) Any and all pipelines, equipment, facilities, permits, contracts, agreements, easements, rights-of-way, surface leases and subsurface leases owned by an Affiliate of Seller, including without limitation, the properties (real, personal and mixed) and appurtenant rights (contractual or otherwise) described in Exhibit "F";

    (c) Any and all records which consist of previous offers and economic analyses associated with the purchase, sale or exchange of the Properties, proprietary information, interpretive information, reserve data, internal communications, personnel information, tax information (except any information concerning Section 29 Credits relating to the Tax Partnerships set forth on Exhibit "E" necessary to conduct due diligence or effectuate transaction), information covered by a non-disclosure obligation and information covered by a legal privilege;

     (d) The properties (real, personal and mixed) and appurtenant rights (contractual or otherwise) described in Exhibit "F"; and

     (e) A concurrent interest in, to and under, or derived from, the contracts, agreements, instruments, permits, easements, rights-of-way, servitudes, surface leases, subsurface leases and any other rights (contractual or otherwise) to the extent that they relate to or affect the interests not conveyed herein.

     13.4 Identification of Amoco Exchange Properties. Five (5) Days prior to Closing, Seller shall provide Buyer with a list of properties (which shall be a subset of Exhibit "A") with an allocated defect value of at least Twenty-Three Million and No\100 Dollars ($23,000,000) ("Amoco Defect Value"), which list of properties will comprise the Amoco Exchange Properties.

     13.5 HS Exchange Properties Allocation. Within seven (7) Days after execution of this Agreement, Seller shall provide Buyer with an allocated value for the HS Exchange Properties which shall be used for administration of this Agreement, including without limitation, Articles 3.4, 4.2, 5.2 and 7.2. Buyer shall have the right to review and approve the allocated value, which approval shall not be unreasonably withheld.

     13.6 HS Contracts. Within ten (10) Days after execution of this Agreement, Buyer shall provide Seller with a list of material marketing and non-standard contracts and agreements encumbering the HS Exchange Properties. Buyer additionally represents and warrants to Seller that there are no undisclosed contracts or agreements encumbering the HS Exchange Properties which contain provisions which are: (a) non-standard from an oil and gas operations perspective, and (b) would in aggregate have a material adverse impact on the value of one or more of the HS Exchange Properties. For the purpose of this
Article 13.6, "material adverse impact" shall mean an impact greater than Fifty Thousand and No\100 Dollars ($50,000).

     13.7 Gas Imbalances. For evaluation purposes it has been deemed that the gas imbalance position with respect to the HS Exchange Properties is zero. Within one hundred twenty (120) Days after Closing, Buyer shall deliver to Seller information which sets forth the actual gas imbalance information as then known by Buyer. If it is determined (prior to finalization of the Final Accounting Settlement) that a gas imbalance exists with respect to any one or more of the HS Exchange Properties, the parties shall settle as part of the Final Accounting

Settlement any and all gas imbalance overages or underages net to Buyer's interest using a deemed gas price of One Dollar per Mcf ($1.00/Mcf); provided however, there shall be no adjustment if the aggregate value of the gas imbalance does not exceed Fifty Thousand and No\100 Dollars ($50,000) .

     13.8  Partnerships.  Buyer represents and warrants to Seller that, either
(i) no partnerships exist or are encumbering the HS Exchange Properties, or (ii) as to any partnerships that exist, Buyer has the right to and shall convey the HS Exchange Properties out of the partnerships.

     13.9 Litigation. Except as disclosed prior to Closing, there is no action, suit or proceeding pending or to the best knowledge of Buyer's Senior Management Team ("Management"), threatened against Buyer which would have a material adverse effect on the value or ownership or operation of the HS Exchange Properties or that would prevent the consummation of the transaction contemplated by this Agreement, nor has there been any occurrence that would be likely to give rise to a Claim that would have a material adverse effect on the value or ownership or operation of the HS Exchange Properties or that could give rise to a material claim against Buyer for which Seller would be liable under
Article 8.2 or 8.3. Buyer shall retain responsibility for the claims, disputes and litigation matters or that are disclosed prior to Closing to the extent the underlying Claims relate to the period of time prior to Closing. Seller shall be solely responsible for such matters to the extent the underlying Claims relate to: (a) the HS Exchange Properties, and (b) the period of time subsequent to Closing. Buyer shall keep Seller informed with respect to and shall consult with and allow reasonable participation of Seller in litigation for which Buyer retains responsibility and that affect the HS Exchange Properties with respect to future ownership and operation of the HS Exchange Properties.

     13.10 HS Exchange Properties Transition. At Closing, Buyer and Seller shall execute the HS Exchange Properties Transition Agreement. For the purpose of this Agreement, "HS Exchange Properties Transition Agreement" means a document in the form of Exhibit "P-1".

     13.11 Title Defects. Notwithstanding anything contained in this Agreement to the contrary, Article 1.4 shall not apply to the HS Exchange Properties. In determining whether an alleged title defect exists with respect to the HS Exchange Properties, the term "Alleged Title Defect " shall mean a Title Defect which is asserted by Seller in accordance with Article 4.2, and the costs associated with curing such individual Alleged Title Defect exceeds TWENTY-FIVE THOUSAND and No/100 United States Dollars (US $25,000) net to Buyer's interests. Notwithstanding anything contained in this Agreement to the contrary, Seller shall not be entitled to raise an Alleged Title Defect unless the aggregate cost associated with curing all such Alleged Title Defect(s) exceeds three percent (3%) of the Amoco Defect Value (it being acknowledged and agreed that Seller shall be solely responsible for any and all Alleged Title Defect(s) up to three percent (3%) of the Amoco Defect Value).

     13.12 Adverse Conditions. Notwithstanding anything contained in this Agreement to the contrary, Article 1.3 shall not apply to the HS Exchange Properties. With respect to the HS Exchange Properties, the term "Alleged Adverse Condition" shall mean an environmental or physical condition asserted by Seller in accordance with Article 5.2 that, as of Closing, is not in compliance with the then existing Laws, and the costs associated with remediating such individual Alleged Adverse Condition exceeds FIFTY THOUSAND and No/100 United States Dollars (US $50,000) net to Buyer's interests. Notwithstanding anything contained in this Agreement to the contrary, Seller shall not be entitled to raise an Alleged Adverse Condition unless the aggregate cost associated with remediating all such Alleged Adverse Condition(s) exceeds three percent (3%) of the Amoco Defect Value (it being acknowledged and agreed that Seller shall be solely responsible for any and all Alleged Adverse Condition(s) up to three percent (3%) of the Amoco Defect Value).

     13.13 Amoco Defect Value. With respect to the HS Exchange Properties, wherever the term "Unadjusted Purchase Price" is used in this Agreement, the words "Amoco Defect Value" shall be inserted in lieu thereof, except to the extent the term is used in non-applicable provisions (as set forth in Article 13.17).

     13.14  Tax Gross-Up. If the Alleged Title Defect value associated with
Article 13.11 exceeds twenty-five percent (25%) of the Amoco Defect Value, then the amount to which Seller is entitled associated with such defects shall be multiplied by 1.56 to compensate Seller for the loss in tax efficiency.

     13.15 Preferential Rights. In recognition of the tax efficiencies associated with the exchange of properties contemplated herein, the parties agree that Buyer shall multiply the value used to provide any and all preferential right to purchase notices by 1.56 to compensate Seller for the loss in tax efficiency. Buyer shall pay to Seller at Closing an amount equal to the Amoco Defect Value multiplied by 1.56 for any and all properties wherein a valid election to purchase a property is received by Buyer from a Third Party under the terms of the applicable preferential purchase right provisions.

     13.16 Payout. To the extent a payout affects the Working Interests or Net Revenue Interests reflected on Exhibit "B", such matter shall be treated as an Alleged Title Defect, with the thresholds and deductibles as set for in 13.11.

     13.17 Non-Applicable Provisions. Articles 3.1, 3.2, 3.3, 10.1, 10.2, 10.3, 11.1, 11.2, 11.3, 12.3, 12.4, 12.5, 12.7.3, all of Article 14, 17.2.11 and
17.3.10 shall not apply to the administration of this Agreement with respect to the HS Exchange Properties.

    13.18 Release. Seller herein agrees to release Buyer Group from and against any and all claims associated with Seller's inability, for any reason whatsoever, to obtain like-kind exchange tax treatment under Section 1031 of the Internal Revenue Code of 1986, as amended, associated with the exchange contemplated herein. Buyer herein agrees to release Seller Group from and against any and all claims associated with Buyer's inability, for any reason whatsoever, to obtain like-kind exchange tax treatment under Section 1031 of the Internal Revenue Code of 1986, as amended, associated with the exchange contemplated herein.

    13.19 Survival of Representations and Warranties. Notwithstanding anything contained in this Agreement to the contrary, the representations and warranties contained in this Article 13 shall terminate one (1) year after Closing.

    13.20 Administration of Agreement. Except where expressly modified (or indicated to be not applicable in accordance with Article 13.17) in this Article 13, the terms and conditions set forth in this Agreement shall apply to the exchange of properties contemplated herein. In administering this Agreement (excluding this Article 13 which shall apply as drafted) with respect to the HS Exchange Properties: (a) HS Resources, Inc. shall, to the extent applicable, be deemed to be the Seller and Amoco Production Company shall be deemed to be the Buyer, and (b) HS Exchange Properties shall, to the extent applicable, be deemed to be Properties.


                         ARTICLE 14. PERSONNEL MATTERS
                         -----------------------------

    14.1 Employee Lists. Prior to Closing, Seller will make available to Buyer a list of employees who are directly engaged in the operation, maintenance, administration, measurement, automation and similar functions for the Properties subject to this Agreement, who are available for immediate employment by Buyer commencing at the termination of the Transition Agreement (for purposes of this Article 13 only, the first day of the month following the month in which Buyer notifies Seller of termination of the Transition Agreement or March 1, 1998, whichever is earlier, shall be referred to as the "Transition Date"). In addition, prior to Closing, Seller will make available to Buyer a separate list of employees who are engaged in management, analysis, engineering, supervision, accounting and similar functions who are available for immediate employment by Buyer commencing on or after the Transition Date. For the purposes of this Agreement, the above-referenced employees of Seller shall collectively be referred to as "Available Personnel" and such Available Personnel that accept an offer of employment from Buyer in accordance with the provisions of Section 13.2 shall be collectively referred to as "Personnel". Buyer shall not solicit employment of any employees of Seller without obtaining the advance written permission of Seller, except that Buyer may solicit employees of Seller who did not work in Seller's business groups in Denver or Fort Lupton directly associated with operations on the Properties. This restriction shall remain in effect for twelve (12) months after Closing.

    14.2 Offers of Employment. Buyer may make offers of employment effective as of the Transition Date to any one or more of the Available Personnel. Any offers of employment made by Buyer to Available Personnel shall be for similar salaries or wages, and shall include the same employee benefit plans and policies provided employees of Buyer performing similar duties and responsibilities, consistent with the other provisions of this Article. To the extent any Available Personnel are on military, family, or medical leave on the Transition Date, Buyer shall give such Available Personnel consideration for employment in the same manner as it does for other employees; provided however, Buyer may condition such offer upon the employee's return from leave within one
(1) year of the Transition Date and, in the case of medical leave, that such return to work is approved by Buyer's physician.

    14.3 Savings Plan. Buyer shall allow Personnel to participate in Buyer's savings plan or other similar plans established pursuant to Section 401(k) of the Internal Revenue Code ("Buyer Savings Plan"). Buyer shall recommend to its Board of Directors that effective January 1, 1998, the board approve an amendment to Buyer Savings Plan to eliminate the one year waiting period for Personnel and that Personnel thereby be allowed to immediately participate fully in Buyer Savings Plan. Notwithstanding whether the waiting period is eliminated by Buyer, Buyer shall credit Personnel's prior service with Amoco and its Affiliates for all other purposes under Buyer Savings Plan. Buyer shall permit Personnel at their option to transfer their Amoco Savings Plan accounts to Buyer Savings Plan pursuant to a trust to trust transfer within ninety (90) days of the Transition Date, and to transfer any outstanding loan balances to Buyer Savings Plan under terms and conditions established by Buyer's plan.

    14.4 Other Employee Benefits. Buyer shall recognize the prior service with Seller and its Affiliates of Personnel for all purposes, including, without limitation, eligibility, vesting, and benefit determination and accrual, in connection with Buyer's policies covering vacations, bonuses, sickness and disability leave and all other employee benefits and policies, but excluding Buyer's profit sharing plan. Except as otherwise provided in this Agreement, Personnel and their eligible dependents who are enrolled in medical, dental, life insurance and long-term disability plans available to such Personnel as a result of their employment by Seller immediately prior to the Transition Date shall be eligible to enroll in any plan or plans established by Buyer which provide similar benefits to its employees as of the Transition Date. If Personnel enroll in such plans, no physical examination or other proof of insurability shall be required. Also, all coverage exclusions and limitations relating to waiting periods or pre-existing conditions with respect to such personnel or their dependents shall be waived. Buyer shall be responsible for perpetuating the group health plan continuation coverage pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended, and Sections 601 through 609 of the Employee

Retirement Income Security Act of 1974, as amended ("ERISA") for all Personnel and their eligible dependents and shall cover such Personnel under Buyer's own group health plan to accommodate this requirement. Buyer shall indemnify and hold Seller and its Affiliates harmless from and against any and all liability Seller or its Affiliates incur after Closing under the provisions of Section 4980B or the Code or Sections 601 through 609 of ERISA with respect to any Personnel, or dependent or spouse of such Personnel, who had or has a "qualifying event" (within the meaning of Section 4980B(f)(3) of the Code) on or after the Transition Date. Any expenses incurred prior to and including the Transition Date which are used to satisfy deductibles or co-pay amounts for 1997 under the welfare benefit plans (as defined under Section 3(1) of ERISA) that Personnel or their dependents participated in as a result of their employment with Seller immediately prior to the Transition Date may be used to satisfy any deductibles and co-pay amounts for Buyer's current plan year under the corresponding plans of Buyer. Seller shall provide necessary information to Buyer pertaining to deductibles and co-pays incurred by Personnel prior to the Transition Date. Seller shall also provide information to Buyer regarding the amount of prior service and the credited service date with Seller and its Affiliates of any Personnel.

    14.5 Accrued and Unused Vacation. Between the Transition Date and the end of the calendar year in which transition occurs, Buyer shall credit Personnel's prior service with Amoco and its Affiliates to determine their vacation eligibility under Buyer's vacation policy and allow Personnel to take off without pay the same number of hours of unused vacation they would have been eligible for with Seller but only up to the maximum allowed by Buyer's vacation policy.

    14.6 Severance. Buyer acknowledges that Personnel would have been eligible to receive the severance benefits described in the current 1997 Amoco Corporation and Participating Affiliates Severance Benefits Plan (the "Amoco Severance Plan"), had they not been offered comparable positions with Buyer. Therefore, Buyer agrees to provide severance benefits that are comparable to or better than the severance benefits described in the Amoco Severance Plan, including, without limitation, a severance allowance, medical benefits, life insurance, and educational assistance, to Personnel whose employment is terminated by Buyer or who are offered positions with Buyer that require a geographical relocation or who suffer wage cuts effected by Buyer during the period of twelve (12) months after the Closing Date under circumstances that would make such Personnel eligible for the severance benefits described in the Amoco Severance Plan. During this same twelve (12) month period, Buyer also agrees to provide an additional sixty (60) Days on the payroll after such Personnel are notified of eligibility for severance benefits, which is consistent with the past practice and policy of Seller, and to provide up to Five Thousand Dollars ($5,000) in outplacement benefits to each of such Personnel, with the level of outplacement benefits actually provided being commensurate with the level of benefits provided by Seller. For purposes of calculating the severance allowance described in the Amoco Severance Plan, "credited service" shall include service with Seller and/or its Affiliates in addition to service with Buyer and/or its Affiliates for Personnel. In addition, in the event that Buyer terminates any Personnel within twelve (12) months of the Closing Date in such a manner that triggers further severance obligations of Buyer for such Personnel under the Amoco Severance Plan or under any severance plan of Buyer and said personnel who received severance benefits from Seller or from Buyer on behalf of Seller at the time of their termination from Seller, Buyer may offset the amount of any benefits paid by Seller from the severance benefits set forth in the Amoco Severance Plan. Buyer also agrees to include Seller and its Affiliates as third party beneficiaries in any release executed by Personnel in order to receive the severance benefits described in the Amoco Severance Plan. Lastly, Buyer agrees not to require Personnel to execute a release in order to receive the sixty (60) Days on the payroll and the outplacement benefits described above. Buyer shall reimburse Seller for all severance obligations of Seller incurred up to a maximum amount of $250,000, for Personnel whose employment by Buyer triggers a severance obligation for Seller under paragraphs (5) or (7) of the "Involuntary terminations" provisions of the Amoco Severance Plan because the base salary or base hourly pay rate for the position accepted by that person is less than 80% of that person's final base salary or base hourly pay rate while employed at Seller. Any severance amounts regarding Personnel under the Amoco Severance Plan triggered as a result of employment of such Personnel by Buyer in excess of $250,000 shall be the obligation of Seller.

    14.7 WARN Act. Buyer and Seller represent and warrant to each other that no major employment losses are anticipated as a consequence of the transactions contemplated by this Agreement that might trigger obligations under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq., or under any similar provision of any federal, state, regional, foreign, or local law, rule, or regulation (referred to collectively as "WARN Obligations"). Moreover, to the extent that any WARN Obligations might arise as a consequence of the transactions contemplated by this Agreement, it is agreed that Seller shall be responsible for any WARN Obligations arising as a result of any employment losses occurring prior to or upon the Transition Date, and Buyer shall be responsible for any WARN Obligations arising as a result of any employment losses occurring after the Transition Date. Furthermore, for the first ninety (90) Days following the Transition Date, Buyer shall not engage in any mass layoff, plant closing, or other action that might trigger obligations of Seller under the WARN Act or under any similar provision of any federal, state, regional, foreign, or local law, rule, or regulation.

                             ARTICLE 15. HSR FILINGS
                             -----------------------

    15.1 HSR Filings. If compliance with the HSR Act is required in connection with the transaction contemplated under this Agreement, as promptly as practicable and in any event not more than fifteen (15) Business Days following the date on which the parties have executed this Agreement, both parties will file with the Federal Trade Commission and the Department of Justice, as applicable, the notification and report forms required for the transactions contemplated herein and will as promptly as practicable furnish any supplemental information which may be reasonably requested in connection therewith. Each party shall request expedited treatment of such filing. If failure by either party to obtain timely authorization from the Federal Trade Commission or the Department of Justice results in the inability of the parties to Close on the Closing Date, the time for Closing shall automatically be extended until such date as Closing can occur in compliance with the HSR Act.



                  ARTICLE 16. CONDITIONS PRECEDENT TO CLOSING
                  -------------------------------------------

     16.1 Conditions Precedent to Seller's Obligation to Close. Seller shall be obligated to consummate the sale of the Properties as contemplated by this Agreement on the Closing Date, provided the following conditions precedent have been satisfied or have been waived by Seller:

          16.1.1 All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of Closing as though such representations and warranties were made at and as of such time; and

          16.1.2 Buyer shall have complied in all material respects with all obligations and conditions contained in this Agreement to be performed or complied with by Buyer on or prior to Closing.

     16.2 Conditions Precedent to Buyer's Obligation to Close. Buyer shall be obligated to consummate the purchase of the Properties as contemplated by this Agreement on the Closing Date, provided the following conditions precedent have been satisfied or have been waived by Buyer:

          16.2.1 All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of Closing as though such representations and warranties were made at and as of such time; and

          16.2.2 Seller shall have complied in all material respects with all obligations and conditions contained in this Agreement to be performed or complied with by Seller on or prior to Closing.

     16.3 Conditions Precedent to Obligation of Each Party to Close. The parties shall be obligated to consummate the sale and purchase of the Properties as contemplated in this Agreement on the Closing Date, provided the following conditions precedent have been satisfied or have been waived by the applicable party:

          16.3.1 No suit, action or other proceedings shall be pending before any court or governmental entity in which it is sought by a person or entity other than the parties hereto or any of their Affiliates, officers, directors or employees to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or to obtain substantial damages in connection with the transaction contemplated herein, nor shall there be any investigation by a governmental entity pending which might result in any such suit, action or other proceedings seeking to restrain, enjoin or otherwise prohibit the consummation of the transaction contemplated by this Agreement;

          16.3.2 If applicable, consummation of the transaction contemplated herein shall not have been prevented from occurring by (and the required waiting period, if any, shall have expired under) the HSR Act and the rules and regulations of the Federal Trade Commission or the Department of Justice;

          16.3.3 With respect to Properties which have not been excluded from this Agreement because of exercise of a preferential purchase right, if any, the preferential purchase rights applicable to such Properties shall have been waived, or the time to elect under such preferential purchase rights shall have elapsed, prior to Closing.

                            ARTICLE 17. THE CLOSING
                            -----------------------

     17.1 Closing. Five (5) Business Days prior to the Closing Date, Seller shall provide Buyer with a Closing statement setting forth the Purchase Price adjusted in accordance with the terms of this Agreement. Seller shall additionally provide Buyer with wiring instructions designating the account or accounts to which the Closing funds are to be delivered in accordance with
Article 17.3.1. Closing shall be held in Seller's office at the 4th Floor, 550 WestLake Park Boulevard, Houston, Texas 77079, or such other location as mutually agreed in writing by Seller and Buyer.

     17.2 Obligations of Seller at Closing. At Closing, Seller shall deliver to Buyer, unless waived by Buyer, the following:

          17.2.1 A document conveying all of Seller's right, title and interests in and to the Properties substantially in the form of the Assignment and Bill of Sale attached hereto as Exhibit "I". The Assignment and Bill of Sale shall be executed and acknowledged in four (4) multiple originals or such greater number as agreed between the parties;

          17.2.2 A document conveying all of Seller's right, title and interests in and to surface interests which are included in the Properties substantially in the form of the Surface Deed attached hereto as Exhibit "J". The Surface Deed shall be executed and acknowledged in four (4) multiple originals or such greater number as agreed between the parties;

          17.2.3 A document conveying Seller's interest in its Ft. Lupton office building, furniture, fixtures, equipment, and inventory, ground lease and related property rights, except those assets excluded on Exhibit "F" attached hereto.

          17.2.4 A document conveying all of Seller's right, title and interests in and to the mineral interests which are included in the Properties substantially in the form of the Mineral Deed attached hereto as Exhibit "K". The Mineral Deed shall be executed and acknowledged in four
     (4) multiple originals or such greater number as agreed between the parties;

          17.2.5 Executed and acknowledged assignments of all of Seller's right, title and interest in and to federal, state or tribal interests included in the Properties on approved forms for such purpose;

          17.2.6 A Certificate executed by an Attorney-in-Fact of Seller certifying as to the matters specified in Articles 16.2.1 and 16.2.2 above substantially in the form of Exhibit "L";

          17.2.7 Letters-in-Lieu of division orders or transfer orders executed by an Attorney-in-Fact of Seller substantially in the form of Exhibit "M";

          17.2.8 An Opinion of Counsel executed by an attorney for Seller substantially in the form of Exhibit "N";

          17.2.9 A Non-Foreign Affidavit executed by an Attorney-in-Fact of Seller substantially in the form of Exhibit "O";

          17.2.10 Transition Agreements executed by an Attorney-in-Fact of Seller substantially in the form of Exhibit "P" and Exhibit "P-1";

          17.2.11 A License Agreement - SAMS substantially in the form of Exhibit "Q", and a License Agreement - Seismic in a mutually agreed form, as provided for in Article 12.4, executed by an Attorney-in-Fact of Seller.

          17.2.12 Evidence that all consents and approvals prerequisite for the sale and conveyance of the Properties (except for consents and approvals of governmental entities or tribal authorities customarily obtained subsequent to the transfer of title) have been obtained, as well as evidence of waiver or lapse of any unexercised preferential purchase rights applicable to the Properties; and

          17.2.13 Such other instruments as necessary to carry out Seller's obligations under this Agreement.

     17.3 Obligations of Buyer at Closing. At Closing, Buyer shall deliver to Seller, unless waived by Seller, the following:

          17.3.1 The adjusted Purchase Price, less Deposit plus Computed Interest, if applicable, calculated in accordance with Article 3 by wire transfer.

          17.3.2 The Assignment and Bill of Sale, executed and properly acknowledged, referred to in Article 17.2.1;

          17.3.3 The Surface Deed, executed and properly acknowledged, referred to in Article 17.2.2;

          17.3.4 The Mineral Deed, executed and properly acknowledged, referred to in Article 17.2.3;

          17.3.5 The federal, state and tribal assignments, executed and properly acknowledged, referred to in Article 17.2.4;

          17.3.6 A Certificate executed by an authorized officer or Attorney-in-Fact of Buyer certifying as to the matters specified in Articles 16.1.1 and 16.1.2 substantially in the form of Exhibit "L";

          17.3.7 Letters-in-Lieu of division orders or transfer orders executed by an authorized officer or Attorney-in-Fact of Buyer substantially in the form of Exhibit "M";

          17.3.8 An Opinion of Counsel executed by an attorney for Buyer substantially in the form of Exhibit "N";

          17.3.9 Transition Agreement executed by an authorized officer or Attorney-in-Fact of Buyer substantially in the form of Exhibit "P-1";

          17.3.10 A License Agreement - SAMS substantially in the form of Exhibit "Q", and a License Agreement - Seismic in a mutually agreed form, as provided for in Article 12.4, executed by an authorized officer or Attorney-in-Fact of Buyer;

          17.3.11 Evidence of compliance with all governmental and tribal requirements, if any, for the posting of plugging or other applicable bonds relating to the ownership or operation of the Properties; and

          17.3.12 Such other instruments as necessary to carry out Buyer's obligations under this Agreement.

                             ARTICLE 18. TERMINATION
                             -----------------------

     18.1 Grounds for Termination. This Agreement may be terminated at any time prior to Closing:

          18.1.1  By the mutual written agreement of Seller and Buyer;

          18.1.2 By either Seller or Buyer if the consummation of the transactions contemplated herein would violate any nonappealable final order, decree or judgment of any court or governmental entity having appropriate jurisdiction enjoining or awarding substantial damages in connection with the consummation of the transactions contemplated herein;

          18.1.3 Notwithstanding anything contained in this Agreement to the contrary, either party may terminate this Agreement if Closing shall not have occurred by December 31, 1997.

     18.2 Effect of Termination. If this Agreement is terminated in accordance with Article 18.1, such termination shall be without liability to any party, except return of the Deposit (plus Computed Interest if applicable on the Deposit from the date of receipt by Seller until termination of this Agreement) and performance of the obligations provided in Articles 18.3, 18.4, 18.5, 19.1, 20.3, 20.11, 20.13, 20.14, 20.15 and 20.17 (which provisions shall survive termination of this Agreement). If this Agreement is terminated as a result of Buyer's failure or refusal to perform an obligation hereunder (including without limitation Closing on the Closing Date), Seller shall be entitled to retain the Deposit as liquidated damages (and not as a penalty) to reimburse Seller for its out-of-pocket fees and expenses incurred in connection with the transactions contemplated by this Agreement. In such event, if Seller believes reasonably and in good faith that Buyer breached this Agreement in failing to close, Seller may immediately proceed after termination to offer and sell the Properties to another Purchaser, and Buyer shall release and waive all rights and remedies it may have against Seller, its employees, agents, officers, and affiliates, including but not limited to, lien or other equitable remedies, and Buyer expressly agrees that it will not interfere with or enjoin or seek damages with respect to any potential sale of the Properties to a third party after December 31, 1997.

     18.3 Dispute over Right to Terminate. If there is a dispute between the parties over either party's right to terminate this Agreement under Article 18.1 or otherwise, Closing shall not occur, as scheduled. The party which disputes the other party's right to terminate the Agreement may initiate binding arbitration proceedings in accordance with Article 19.1 within thirty (30) Days of the date on which Closing was scheduled to occur and, if arbitration is so initiated, the dispute will be resolved through such binding arbitration proceeding. If the party which disputes the termination right does not initiate arbitration to resolve the dispute within the time period specified hereinabove, such party shall be deemed to have waived for all purposes its right to object to or dispute such termination.

     18.4 Return of Documents. If this Agreement is terminated prior to Closing, Buyer shall return Seller all books, records, maps, files, papers and other property in Buyer's possession relating to the transaction contemplated by this Agreement.

     18.5 Confidentiality. Notwithstanding the termination of this Agreement or any other provision of this Agreement to the contrary, the terms of the Confidentiality Agreement dated the 29th day of July, 1997, by and between Seller and Buyer ("Confidentiality Agreement"), shall remain in full force and effect. If Closing of the transaction contemplated herein occurs, the Confidentiality Agreement shall terminate (which termination shall be effective as of the Closing).

                            ARTICLE 19. ARBITRATION
                            -----------------------

     19.1 Arbitration. Unless expressly provided otherwise in this Agreement, any and all disputes arising under the terms of this Agreement ("Arbitrable Dispute") shall be referred to and resolved through the use of binding arbitration using three (3) arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Article and any statute or rules, the terms of this Article shall control the rights and obligations of the parties. Arbitration shall be initiated within the applicable time limits set forth in this Agreement and not thereafter or if no time limit is given, within the time period allowed by the applicable statute of limitations. Arbitration shall be initiated by one
(1) party ("Claimant") serving written notice on the other party ("Respondent") that the Claimant elects to refer the Arbitrable Dispute to binding arbitration, and that the Claimant has appointed an arbitrator, who shall be identified in such notice. The Respondent shall respond to the Claimant within thirty (30) Days after receipt of Claimant's notice, identifying the arbitrator Respondent has appointed. The two (2) arbitrators so chosen shall select a third arbitrator (who must have not less than ten (10) years experience as an oil and gas lawyer) within thirty (30) Days after the second arbitrator has been appointed. Seller shall pay the compensation and expenses of the arbitrator named by or for it, and Buyer shall pay the compensation and expenses of the arbitrator named by or for it. Seller and Buyer shall each pay one-half of the compensation and expenses of the third arbitrator. Unless expressly provided otherwise in this Agreement, all arbitrators must be neutral parties who have never been officers, directors or employees of the parties or any of their Affiliates. Additionally, unless expressly provided otherwise in this Agreement, the two (2) arbitrators named by the parties must have not less than ten (10) years experience in the oil and gas industry, and must have a formal education in the area of dispute (i.e., accounting for an accounting dispute, etc.). The hearing shall be commenced within thirty (30) Days after the selection of the third arbitrator. The parties and the arbitrators shall proceed diligently and in good faith in order that the award shall be made as promptly as possible. The decision of the arbitrators shall be binding on and non-appealable by the parties. The arbitrators shall not have the authority to grant or award indirect, consequential, punitive or exemplary damages.

                           ARTICLE 20. MISCELLANEOUS
                           -------------------------

     20.1 Notices. All notices and other communications required, permitted or desired to be given hereunder must be in writing and sent by: (a) U.S. mail, properly addressed as shown below, and with all postage and other charges fully prepaid, (b) hand delivery, (c) facsimile transmission, or (d) national courier service. Date of service by mail, courier and hand delivery is the date on which such notice is received by the addressee and by facsimile is the date sent (as evidenced by fax machine confirmation of receipt), or if such date is not on a Business Day, then on the next date which is a Business Day. Each party may change its address by notifying the other party in writing.

     If to Seller     Amoco Production Company
     by mail:         P.O. Box 3092
                      Houston, Texas 77253-3092
                      Attn:  General Manager of Business Development
                             AEGNA Acquisitions and Divestments

     If to Seller by  Amoco Production Company
     hand delivery:   550 WestLake Park Boulevard, 4th floor
                      Houston, Texas 77079
                      Attn:  General Manager of Business Development
                             AEGNA Acquisitions and Divestments

     If to Seller     Amoco Production Company
     by facsimile:    Number: 281-366-7544
                      Attn:  General Manager of Business Development
                             AEGNA Acquisitions and Divestments

     If to Buyer      HS Resources, Inc.
     by mail:         1999 Broadway, Suite 3600
                      Denver, CO 80202
                      Attn:  Vice President, Acquisitions and Divestitures

    With copy to:     General Counsel

     If to Buyer      Vice President, Acquisitions and Divestitures
     by facsimile:    Number: (303)296-3601
                      Attn:  Vice President, Acquisitions and Divestitures

    With copy to:     General Counsel

     20.2 Conveyance Costs. Buyer shall be solely responsible for filing and recording documents related to the transfer of the Properties from Seller to Buyer and for all costs and fees associated therewith, including, without limitation, filing the assignment of the Properties with appropriate federal, state, local and tribal authorities as required by applicable Law. As soon as practicable after recording or filing, Buyer shall furnish Seller with all recording data and evidence of all required filings.

     20.3 Brokers' Fees. Neither Buyer nor Seller has retained any brokers, agents or finders the payment to whom the other party would be responsible. Each party agrees to release, protect, indemnify, defend and hold the other party harmless from and against any and all Claims with respect to any commissions, finders' fees or other remuneration due to any broker, agent or finder claiming by, through or under such party

     20.4 Records. As soon as possible after termination of the Transition Agreement but no later than sixty (60) Days thereafter (except as provided below), Seller shall furnish to Buyer all Records which are maintained by Seller; provided however, Seller shall be entitled to retain: (a) copies of any or all such Records, (b) originals of any Records required in connection with litigation or other proceedings pending or threatened against Seller and associated with the Properties, (c) originals of any Records required in connection with title or environmental due diligence, (d) originals of any Records required in connection with the Final Accounting Settlement, (e) originals of any Records required in connection with any transition activities, and/or (f) originals of any Records associated with any retained properties or interests. Any and all original Records retained by Seller shall be furnished to Buyer within thirty (30) Days after Seller's reasonable need for said Records ceases. Buyer agrees to maintain the Records received from Seller in accordance herewith for a period of seven (7) years after the Closing and shall afford Seller full access to the Records as reasonably requested by Seller. If Buyer desires to destroy the Records, or any portion thereof, it shall notify Seller prior to such destruction, and provide Seller the opportunity to take possession of the same.

     20.5 Further Assurances. From and after Closing, at the request of Seller but without further consideration, Buyer will execute and deliver or use reasonable efforts to cause to be executed and delivered such other instruments of conveyance and take such other actions as Seller reasonably may request to more effectively put Seller in possession of any property which was not intended by the parties or should not have been conveyed by Buyer (including without limitation, reassignment from Buyer to Seller of any Properties which were conveyed in violation of a valid preferential right to purchase or consent to assignment). From and after Closing, at the request of Buyer but without further consideration, Seller shall execute and deliver or use reasonable efforts to cause to be executed and delivered such other instruments of conveyance and take such other actions as Buyer reasonably may request to more effectively put Buyer in possession of the Properties. If any of the Properties are incorrectly described, the description shall be corrected upon proof of the proper description. From and after Closing, Buyer and Seller shall each execute, acknowledge and deliver to the other such further instruments and take such further action as may be reasonably requested in order to more effectively assure to the other the full beneficial use and enjoyment of the Properties and otherwise to accomplish the purposes of the transaction contemplated by this Agreement.

     20.6 Survival of Representations and Warranties. The representations and warranties contained in Article 10 of this Agreement shall terminate one (1) year after Closing, except those in Articles 10.1, 10.2, 10.3, 11.1, 11.2, and
11.3 which shall survive indefinitely. Except as otherwise provided in this Agreement, all other representations, warranties, indemnities, covenants and agreements contained in this Agreement shall survive the Closing indefinitely. The parties have made no representations or warranties, except those expressly set forth in this Agreement. The termination of representations and warranties shall not affect the express indemnities set forth in Article 8.

     20.7 Amendments and Severability. No amendments or other changes to this Agreement shall be effective or binding on either of the parties unless the same shall be in writing and signed by both Seller and Buyer. The invalidity of any one or more provisions of this Agreement shall not affect the validity of this Agreement as a whole, and in case of any such invalidity, this Agreement shall be construed as if the invalid provision had not been included herein.

     20.8 No Multiple Recoveries. Notwithstanding anything contained in this Agreement to the contrary, there shall be no multiple recoveries for breach of any representation, warranty or covenant or under any indemnity provision contained in this Agreement or such other documents to be executed and delivered at Closing as provided for in this Agreement related to the same act, event or circumstance.

     20.9 Successors and Assigns. This Agreement shall not be assigned, either in whole or in part, without the express written consent of the non-assigning party. The terms, covenants and conditions contained in this Agreement shall be binding upon and shall inure to the benefit of Seller and Buyer and their respective successors and assigns, and such terms, covenants and conditions shall be covenants running with the land and with each subsequent transfer or assignment of the Properties.

     20.10 Headings. The titles and headings set forth in this Agreement have been included solely for ease of reference and shall not be considered in the interpretation or construction of this Agreement.

     20.11 Governing Law. This Agreement (including administration of the binding arbitration provision set forth in Article 19.1) shall be governed by and construed under the Laws of the State of Colorado, excluding any choice of law rules which may direct the application of the Laws of another jurisdiction.

     20.12 No Partnership Created. It is not the purpose or intention of this Agreement to create (and it shall not be construed as creating) a joint venture, partnership or any type of association, and the parties are not authorized to act as agent or principal for each other with respect to any matter related hereto.

     20.13 Public Announcements. Neither Seller nor Buyer (including any of their Affiliates in either case) shall issue a public statement or press release with respect to the transaction contemplated herein (including the price and other terms) without the prior written consent of the other party, which shall not be unreasonably withheld, except as required by Law or listing agreement with a national security exchange and then only after prior consultation with the other party.

     20.14 No Third Party Beneficiaries. Nothing contained in this Agreement shall entitle anyone other than Seller or Buyer or their authorized successors and assigns to any claim, cause of action, remedy or right of any kind whatsoever.

     20.15 Waiver of Consumer Rights. As partial consideration for the parties agreeing to enter into this Agreement, the parties each can and do expressly waive the provisions of the Texas Deceptive Trade Practices Consumer Protection Act, Article 17.41 et seq., Texas Business and Commerce Code, a law that gives consumers special rights and protection, and all other consumer protection Laws of the State of Texas, or any other state, applicable to this transaction that may be waived by the parties. It is not the intent of the parties to waive and the parties shall not waive any applicable Law or provision thereof which is prohibited by Law from being waived. The parties hereto represent that they have had an adequate opportunity to review the preceding waiver provision, including the opportunity to submit the same to legal counsel for review and comment and after consultation with an attorney of their own selection voluntarily consent to this waiver, and understand the rights being waived herein.

     20.16 Not to be Construed Against Drafter. The parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement and to submit the same to legal counsel for review and comment, including without limitation the waivers and indemnities in Articles 4.5, 5.3, 8, 9, 20.3, 20.6 and 20.15. Based on said review and consultation, the parties agree with each and every term contained in this Agreement. Based on the foregoing, the parties agree that the rule of construction that a contract be construed against the drafter, if any, shall not be applied in the interpretation and construction of this Agreement.

     20.17 Tax Deferred Exchange Election. Either party may elect to structure the conveyance of the Properties as part of an exchange under Article

1031 of the Internal Revenue Code of 1986, as amended. The parties agree to execute all documents, conveyances or other instruments necessary to effectuate an Article 1031 exchange, provided that such party indemnify the cooperating part in effectuating the like kind exchange.

     20.18 Conspicuousness of Provisions. The parties acknowledge that the provisions contained in this Agreement that are set out in "bold" satisfy the requirement of the express negligence rule and any other requirement at law or in equity that provisions contained in a contract be conspicuously marked or highlighted.

     20.19 Execution in Counterparts. This Agreement may be executed in counterparts, which shall when taken together constitute one (1) valid and binding agreement.

     20.20 Entire Agreement. This Agreement and the Confidentiality Agreement supersede all prior and contemporaneous negotiations, understandings, letters of intent and agreements (whether oral or written) between the parties relating to the Properties and constitute the entire understanding and agreement between the parties with respect to the sale and purchase of the Properties.

     The parties have executed this Agreement on the day and year first set forth above.


                              AMOCO PRODUCTION COMPANY


                              By: /s/ LON O. BUEHNER
                                  --------------------------

                              Name: Lon O. Buehner
                              Title: Attorney-in-Fact



                              HS RESOURCES, INC.

                              By: /s/ GEORGE H. SOLICH
                                  --------------------------

                              Name: George H. Solich
                              Title: Vice President, Acquisitions and
                              Divestitures